EXHIBIT 10.1

REVENUE INTEREST PURCHASE AGREEMENT

dated as of September 12, 2022

among

ADAPTIVE BIOTECHNOLOGIES CORPORATION,

the Purchasers from time to time party hereto

and

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP,

as Purchaser Agent

TABLE OF CONTENTS

Article I. DEFINITIONS	5
Section 1.01. Definitions.	5
Article II. PURCHASE OF REVENUE INTERESTS; PAYMENTS	31
Section 2.01. Purchase of Revenue Interests.	31
Section 2.02. Payments by the Company.	31
Section 2.03. Purchaser Payments; Conditions Precedent.	33
Section 2.04. Payment Procedure; Currency Conversion; Late Payments.	35
Section 2.05. No Assumed Obligations.	36
Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
Section 3.01. Organization.	36
Section 3.02. Authorization.	36
Section 3.03. Governmental Authorization.	37
Section 3.04. Ownership.	37
Section 3.05. Financial Statements; No Material Adverse Effect.	37
Section 3.06. No Undisclosed Liabilities.	38
Section 3.07. Solvency; No Fraudulent Transfer.	38
Section 3.08. Litigation.	38
Section 3.09. Compliance with Laws.	39
Section 3.10. Conflicts; Adverse Agreements.	39
Section 3.11. Intellectual Property.	40
Section 3.12. Regulatory Approvals; Products.	41
Section 3.13. Material Contracts.	44
Section 3.14. Place of Business.	45
Section 3.15. Customers and Suppliers.	45

Section 3.16. Digital Biotechnologies	45
Section 3.17. Perfection; Subordination.	45
Section 3.18. Insurance.	46
Section 3.19. Tax.	46
Section 3.20. Disclosures.	46
Section 3.21. Investment Company Act.	46
Section 3.22. OFAC; Anti-Terrorism Laws.	46
Section 3.23. Broker’s Fees.	47
Section 3.24. Data Privacy and Information Security.	47
Article IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	48
Section 4.01. Organization.	48
Section 4.02. Authorization.	49
Section 4.03. Broker’s Fees.	49
Section 4.04. Conflicts.	49
Section 4.05. Litigation.	49
Section 4.06. Financing.	49
Section 4.07. Access to Information.	50
Section 4.08. Investment.	50
Article V. COVENANTS	50
Section 5.01. Notices; Access; Information.	50
Section 5.02. Reports.	53
Section 5.03. Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.	54
Section 5.04. Confidentiality; Public Announcement.	55
Section 5.05. Security Interest.	56

Section 5.06. Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral; Control Agreements.	56
Section 5.07. Put Option; Call Option; Catch Up Payment.	58
Section 5.08. Intellectual Property; Regulatory Approvals.	60
Section 5.09. Use of Proceeds.	61
Section 5.10. Protective Covenants.	61
Section 5.11. Insurance; Landlord Waivers; Control Agreements.	63
Section 5.12. Taxes.	64
Section 5.13. Digital Biotechnologies	66
Section 5.14. Additional Secured Indebtedness.	66
Section 5.15. Supplements to Disclosure Letter.	66
Article VI. TERMINATION	67
Section 6.01. Termination Date.	67
Section 6.02. Effect of Termination.	67
Article VII. PURCHASER AGENT	67
Section 7.01. Appointment and Authority.	67
Section 7.02. Rights as a Purchaser.	68
Section 7.03. Exculpatory Provisions.	68
Section 7.04. Reliance by Purchaser Agent.	69
Section 7.05. Delegation of Duties.	70
Section 7.06. Resignation of Purchaser Agent.	70
Section 7.07. Non-Reliance on Purchaser Agent and Other Purchasers.	70
Section 7.08. Collateral and Guaranty Matters.	71
Section 7.09. Reimbursement by Purchasers.	72
Article VIII. MISCELLANEOUS	72
Section 8.01. Limitations on Damages.	72

Section 8.02. Notices.	73
Section 8.03. Successors and Assigns.	74
Section 8.04. Indemnification.	75
Section 8.05. No Implied Representations and Warranties; Survival of Representations and Warranties.	76
Section 8.06. Independent Nature of Relationship.	76
Section 8.07. Entire Agreement.	77
Section 8.08. Amendments; No Waivers.	77
Section 8.09. Interpretation.	77
Section 8.10. Headings and Captions.	78
Section 8.11. Counterparts; Effectiveness; Electronic Signature.	78
Section 8.12. Severability.	78
Section 8.13. Expenses.	78
Section 8.14. Governing Law; Jurisdiction.	79
Section 8.15. Waiver of Jury Trial.	79
Section 8.16. Specific Performance.	79

Exhibits

Exhibit A-Form of Notice of Purchaser Payment Request

REVENUE INTEREST PURCHASE AGREEMENT

This REVENUE INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of September 12, 2022 (the “Effective Date”), by and among Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), the Purchasers from time to time party hereto (each, a “Purchaser” and collectively, the “Purchasers”) and OrbiMed Royalty & Credit Opportunities IV, LP, as collateral agent and administrative agent for the Purchasers (the “Purchaser Agent”).

WHEREAS, the Company wishes to obtain financing for general corporate purposes, future acquisitions and to pay fees and expenses associated with the foregoing; and

WHEREAS, the Purchasers wish to purchase the Revenue Interests (as hereinafter defined) from the Company, and the Company wishes to sell, assign and transfer the Revenue Interests to the Purchasers, in consideration for the Purchasers’ payment of the Purchaser Payments (as hereinafter defined) all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

Article I.

DEFINITIONS

Section 1.01.Definitions.

The following terms that are defined in the UCC (as hereinafter defined) are used in the definition of “Collateral” in this Section 1.01 of this Agreement as so defined in the UCC (and, in the event any such term is defined differently for purposes of Article 9 of the UCC than for any other purpose or purposes of the UCC, the Article 9 definition shall govern): Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Intermediary, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Proceeds, Securities Account, Securities Intermediary and Tangible Chattel Paper.

In addition, the following, as used herein, shall have the following meanings:

“Acquisition” means (a) any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or similar transaction having the same effect as any of the foregoing, (i) acquires any business or product or all or substantially all of the assets of any Person engaged in any business or any business, product, business line or product line, division or other unit operation of any Person, (ii) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body and (b) any Product In-License.

“Acquisition Cost” means consideration paid or payable for an Acquisition (including all milestone, maintenance and/or similar payments, research and development spend, earnouts (whether earned or contingent), deferred purchase price and any other contractual commitment, whether fixed or contingent), excluding (i) royalties on sales calculated on an arm’s-length basis and (ii) future milestones that would not be due and payable if the Company or its Subsidiary exercised a right of contractual termination without penalty at the sole option of the Company or its Subsidiary (for the avoidance of doubt, all milestone, maintenance and/or similar payments actually made will constitute Acquisition Cost).  Acquisition Costs will be reduced by any proceeds of grants awarded to the Company or any Subsidiary and earmarked for and applied to the payment of Development costs for such Acquisition.

“Additional Secured Indebtedness” has the meaning set forth in Section 5.14.

“Affiliate” means any Person that Controls, is Controlled by, or is under common Control with another Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.  For avoidance of doubt, the term Applicable Law includes the terms and conditions of any Marketing Authorization or Regulatory Approval.

“Applicable Percentage” means the applicable percentage set forth in the chart below based on the Purchaser Payments that have been made at such time:

Payments	Applicable Percentage
First Payment	5.00%
Second Payment	8.00%
Third Payment	10.00%

provided that if the Purchasers have not received Revenue Interest Payments under this Agreement in an amount equal to or greater than 100.0% of the Cumulative Purchaser Payments on or prior to September 12, 2028 (the “Revenue Measurement Date”), the Applicable Percentages for all subsequent Payment Dates after the Revenue Measurement Date shall equal a single, defined rate equal to (i) 100.0% of the Cumulative Purchaser Payments made on or prior to the Revenue Measurement Date, divided by (ii) the sum of the Revenue Base from the Effective Date through the last day of the fiscal quarter ending immediately prior to Revenue Measurement Date.

“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Bankruptcy Event” means the occurrence of any of the following:

(a)the Company or any Subsidiary shall commence any case, proceeding or other action (i) under the laws of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or similar relief, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, administration, protection, liquidation or dissolution (other than a solvent winding-up, dissolution or liquidation of a Subsidiary into the Company or a Subsidiary Guarantor) or (ii) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for all or any portion of its assets, or the Company or any Subsidiary shall make a general assignment for the benefit of its creditors or enter into a composition, assignment or arrangement with any of its creditors (whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise);

(b)there shall be commenced against the Company or any Subsidiary any case, proceeding or other action seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, liquidation, administration, winding up, reorganization, arrangement, adjustment, protection, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for the Company or any Subsidiary or for any substantial part of its property, and either (i) such proceeding shall remain undismissed or unstayed for a period of ninety (90) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against the Company or any Subsidiary or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, administrator, administrative receiver, custodian or other similar official for it or for any substantial part of its property) shall occur;

(c)the Company or any Subsidiary shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally as such debts become due; or

(d)an affirmative vote by the applicable Board to commence any case, proceeding or other action described in clause (a) above or any other action by the Company or any Subsidiary to otherwise cause, consent to, approve or acquiesce in any of the acts described in clauses (a) through (c) inclusive above.

“Board” means the Board of Directors of the Company or board of directors or similar governing body of any Subsidiary, as applicable.

“Business Day” means any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Closing Date” has the meaning set forth in Section 5.07(b).

“Call Option” has the meaning set forth in Section 5.07(b).

“Catch Up Payment” means, as of any date of determination, an amount equal to 100% of the Cumulative Purchaser Payments, minus, the sum of all Revenue Interest Payments made by the Company to the Purchasers prior to such date.  For the avoidance of doubt, the Catch Up Payment shall be calculated as of the date the Catch Up Payment is required to be paid.

“Catch Up Payment Date” has the meaning set forth in Section 5.07(c).

“Catch Up Payment Event” means any one of the following events:

(a)the Company fails to make any Revenue Interest Payments during the Revenue Interest Period when due (other than amounts being disputed by the Company in good faith, so long as all amounts not being so disputed have been paid); provided, that no more than five (5) times during the term of this Agreement, such failure shall not constitute a Catch Up Payment Event if the Company makes such payment within 30 days of the applicable due date; or

(b)the Company breaches in any respect the covenants and agreements in Section 5.10(a)(i) or Section 5.10(a)(ii) of this Agreement, which such breach, if capable of cure, is not cured within 30 days after the earlier of (x) receipt of written notice of such breach from the Purchaser Agent and (y) Knowledge of the Company of such breach.

“Catch Up Payment Option” has the meaning set forth in Section 5.07(c).

“Challenge Event” has the meaning set forth in Section 5.12(d)(ii).

“Change in Law” means the occurrence, after the Effective Date (or, with respect to any successors or assigns of any Purchaser, after the date such Person acquires its interest hereunder, except that, to the extent that the predecessor or assignor of such Person was entitled to additional amounts in accordance with Section 5.12(d)(ii) immediately before such Person acquires its interest hereunder, and payments to such Person (or by such Person to its Tax Affiliate) are subject to withholding on the date such Person acquires its interest hereunder, such Person shall be entitled to additional amounts in accordance with Section 5.12(d)(ii) to the same extent as its predecessor or assignor), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events or circumstances:

(a)the acquisition by any “person” or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any Equity Interests of the Company, if after such acquisition, such “person” or “group” would be the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b)a merger or consolidation of the Company with any other Person, other than a merger or consolidation of the Company in which the Company is the surviving Person and in which the persons holding more than fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately prior to such merger or consolidation, continue to hold at least fifty percent (50%) of the combined voting power of the Company’s voting securities outstanding immediately after such merger or consolidation; or

(c)any Transfer of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to a Third Party.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq. (or any successor thereto), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“CMS” means the United States Centers for Medicare and Medicaid Services or any successor agency thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the rights, title or interest of the Company or any Subsidiary Guarantor in (i) the Core Assets, (ii) all Accounts, Chattel Paper, Contracts, Commercial Tort Claims, Documents, General Intangibles (including all Intellectual Property), Equipment, Goods, Instruments, Inventory, Investment Property, Payment Intangibles, Letters of Credit and Letter of Credit Rights and Supporting Obligations constituting or relating to Core Assets, (iii) all Pledged Equity and Pledged Investment Property, Deposit Accounts, Securities Accounts, cash or cash equivalents, wherever located, (iv) all books, records, writings, databases, information and other property supporting the foregoing, and (v) any and all Proceeds, products, rents, royalties and profits of or from any and all of the foregoing; provided that Collateral shall not include the Excluded Property (as defined in the Guaranty and Security Agreement) or any Excluded Accounts.

“Commercialization” means any and all activities, other than manufacturing, directed to the preparation for sale of, or sale of the Products, including activities related to marketing, promoting, distributing, and importing the Products, and interacting with Regulatory Agencies regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Company” has the meaning set forth in the first paragraph hereof.

“Company Indemnified Party” has the meaning set forth in Section 8.04(b).

“Confidential Information” has the meaning set forth in the Existing CDA.

“Consolidated EBITDA” means, for the Company and its Subsidiaries, for any period, an amount equal to the sum of:

(i)	total net income determined on a consolidated basis in accordance with GAAP for such period; plus
(ii)	solely to the extent deducted in determining clause (i) for such period, and without duplication:
(A)

total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest), premium payments, debt discount, fees, charges and related expenses with respect to all outstanding Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

(B)	income tax expense determined on a consolidated basis in accordance with GAAP;
(C)	depreciation and amortization determined on a consolidated basis in accordance with GAAP;
(D)	non-cash charges relating to stock option awards or other equity compensation;
(E)

charges, costs and expenses (including charges, expenses and fees paid to the Purchaser Agent and any Purchaser) incurred during such period in connection with (x) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (y) the administration of the Transaction Documents, including any amendment, restatement, amendment and restatement, waiver, supplement or other modification thereto; and

(F)

any extraordinary, unusual or non-recurring items determined on a consolidated basis in accordance with GAAP, provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (F) in any measurement period shall not exceed 10% of Consolidated EBITDA for such measurement period (calculated before giving effect to amounts added back pursuant to this clause (F)); and

(G)	all other non-cash charges, expenses and costs approved by the Required Purchasers in their sole discretion acting reasonably;

in each case of clauses (A) through (G), for such period.

“Consolidated Total Debt” means, as of any date, all Indebtedness of the Company and its Subsidiaries, measured on a consolidated basis as of such date.

“Consolidated Total Leverage Ratio” shall mean the ratio of (a) Consolidated Total Debt to (b) Consolidated EBITDA for the most recently ended Test Period for which financial statements are required to have been delivered or otherwise made available (or for which financial statements are not yet required to be delivered or made available but have already been delivered or made available) pursuant to this Agreement.

“Contracts” means, collectively, all leases, contracts and agreements to which an Obligor is now or hereafter a party and has, or will have, any rights, privileges, power, liability or contingent liability, including, without limitation, all Licenses, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that with respect to any Intellectual Property, Regulatory Filing or Regulatory Approval, “Control” means that the applicable Person owns or has a license to such item or right and has the ability to grant to a party a license, sublicense, or rights of access and use under such item or right without violating the terms or conditions of any agreement or other arrangement between such Person and any Third Party in existence as of the time such party would be required hereunder to grant such license, sublicense, or rights of access and use; provided further, that, notwithstanding the foregoing, if a Person undergoes a Change of Control, such Person shall not be deemed, solely by virtue of the Change of Control, to Control any Intellectual Property Right that is owned or controlled by the Third Party acquiring, directly or indirectly, such Person through such Change of Control, or such Third Party’s Affiliates, either prior to or following such Change of Control. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Purchaser Agent, among the Purchaser Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, effective to grant “control” (as defined under the relevant Uniform Commercial Code) over such account to the Purchaser Agent.

“Core Assets” means all rights, interest and title of the Company and its Subsidiaries in any proprietary products, services, chemistry, computational biology, algorithms, data, and processes that directly relate to clonoSEQ or relate to or rely upon the immune sequencing platform for sequencing (immunoSEQ), mapping (MIRA), pairing (pairSEQ) and characterizing (TruTCR). For the avoidance of doubt, Core Assets expressly exclude any assets or property of Digital Biotechnologies, Inc. and any of Digital Biotechnologies, Inc.’s rights, title or interest in any such assets or other property.

“Cumulative Purchaser Payments” means (a) if the Purchasers have made the First Payment, $125,000,000, (b) if the Purchasers have made the First Payment and Second Payment, $200,000,000 and (c) if the Purchasers have made the First Payment, Second Payment and Third Payment, $250,000,000.

“Data Processors” means any Third Party service providers, software developers, outsourcers, or others to which Company or its Subsidiaries engage and allow access to Personal Data or IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby).

“Development” means all activities related to discovery, research, development, pre-clinical and other non-clinical testing, test design, analytical and clinical validation, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Product Approval Applications and regulatory affairs with respect to the foregoing.  When used as a verb, “Develop” means to engage in Development.

“Disclosure Letter” means the Confidential Disclosure Letter, dated as of the Effective Date, and delivered by the Company to the Purchaser Agent.

“Disputes” has the meaning set forth in Section 3.11(f).

“Disqualified Equity Interests” means Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, (c) contain any repurchase obligation or (d) provide for required scheduled payments or the payment of cash dividends or distributions; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or any Subsidiary or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Company or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability.

“Disqualified Person” has the meaning set forth in the definition of “Eligible Assignee”.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized under the laws of the United States, any state or commonwealth thereof, or the District of Columbia.

“Effective Date” has the meaning in the first paragraph hereof.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” is (i) a Purchaser, (ii) an Affiliate of a Purchaser or any fund or investment vehicle managed by the Purchaser or an Affiliate of a Purchaser or under common management with a Purchaser and (iii) any Person that has certified to the Purchaser Agent that it is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7)) that has certified to the Purchaser Agent that it can make all of the Purchaser Payments when due and that has assets under management (together with its Affiliates) of at least $150,000,000; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include, (x) any (1) competitor of the Company identified on a list delivered to the Purchaser Agent by the Company on or prior to the Effective Date or (2) any other Person designated by prior written notice to the Purchaser Agent by the Company after the Effective Date and approved in good faith by the Purchaser Agent (provided that the Purchaser Agent shall not, in good faith, withhold its approval for any competitor of the Company), (y) any Affiliate of any entity under clause (x) that is identifiable as such by name (or otherwise known to the Purchaser Agent to be an Affiliate), or (z) any activist hedge fund (any such person, a “Disqualified Person”).  Notwithstanding the foregoing, in no event will any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity, in each case that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business, be a Disqualified Person, except to the extent it is explicitly identified under clause (x) above or falls under clause (y) above.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of equity interests of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, without limitation, partnership interests, membership interests and similar ownership interests), any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, and all other ownership or profit interests in a Person (including partnership, member or trusts interests in such Person), in each case whether voting or non-voting, but excluding any Permitted Convertible Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Accounts” means (a) any deposit account solely used for (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with Applicable Laws and (iii) accounts pledged to secure letters of credit and bank guarantees to the extent constituting Permitted Liens under clause (n) thereof, (b) any zero balance accounts, (c) withholding tax and fiduciary trust accounts (including trust accounts holding client funds), and (d) any deposit accounts with respect to which the aggregate amount on deposit individually in such account does not exceed $500,000.00.

“Excluded Foreign Subsidiary” means (A) any Foreign Subsidiary that: (i) does not hold any right, title or interest in any Intellectual Property, (ii) does not hold or maintain any material Regulatory Approval, whether now in effect or hereafter issued by any Regulatory Agency, (iii) is not a party to any Material Contract, (iv) does not, individually or together with all Excluded Foreign Subsidiaries, have cash or cash equivalents exceeding $1,000,000 in the aggregate at any time, (v) as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02(a)(i) or (ii), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Foreign Subsidiaries, contributed less than 5.0% of (x) Consolidated EBITDA or (y) consolidated total revenue of the Company and its Subsidiaries for such period, and (vi) as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02(b)(i) or (ii), for the period of four consecutive fiscal quarters then ended, together with all other Excluded Foreign Subsidiaries, contributed less than 5.0% of the consolidated total assets of the Company and its Subsidiaries for such period.

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“Existing CDA” means that certain Confidentiality Agreement, dated as of July 6, 2022, by and between OrbiMed Advisors LLC and the Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 3.22(b).

“FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules and regulations promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

“Financial Statements” means (a) the audited consolidated balance sheets of the Company as of December 31, 2021 and 2020 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and shareholders’ (deficit) equity and cash flows for the years then ended (the “Audited Financial Statements”), (b) the unaudited balance sheets of the Company as of March 31, 2022 and June 30, 2022 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and shareholders’ (deficit) equity and cash flows for the three (3) month periods then ended (the “Interim Financial Statements”) and (c) each financial statement delivered pursuant to Section 5.02(a).

“First Payment” means $125,000,000, which shall be paid by the Purchasers on the First Purchaser Payment Date in accordance with Section 2.03(a)(i).

“First Purchaser Payment Date” means the Effective Date.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state, local or supranational (domestic or foreign), including each Patent Office, the FDA, CMS and similar foreign authorities.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement between the Company, each Subsidiary Guarantor and the Purchaser Agent dated as of the date hereof.

“Indebtedness” means with respect to any Person, without duplication: (a) any liability or obligation of such Person (i) for borrowed money or with respect to advances or deposits of any kind, (ii) evidenced by a bond, note, debenture, or similar instrument, (iii) in respect of the deferred purchase price of property or services, including a purchase money obligation given in connection with the acquisition of any businesses, properties or assets of any kind (other than trade or account payables or a current liability arising in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property acquired by such Person, (v) upon which interest charges are customarily paid, (vi) contingent or otherwise, in respect of bankers’ acceptances, letters of credit or similar extensions of credit, (vii) in respect of hedging agreements and other derivative contracts (for the net amount owed by such Person thereunder), (viii) for the payment of money relating to any obligations under any finance lease of real or personal property which are required to be recorded as a capitalized lease obligation in accordance with GAAP, (ix) under guaranteed minimum purchase, take or pay or similar performance requirement contracts, (x) the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, including guaranteed minimum sales, purchase or performance requirements, (xi) under this Agreement and (xii) any other obligation or liabilities which are required under GAAP to be shown as a liability on the balance sheet of such Person; (b) any Guarantee by such Person of Indebtedness of any other Person; and (c) (without duplication) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above. Indebtedness of any Person shall include, without duplication, (A) all Indebtedness referred to in clauses (a) – (c) above secured by any Lien on Property owned by such Person, even though such Person has not assumed or become liability for the payment of such Indebtedness and (B) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Amounts” means any amounts for which an Indemnified Party may seek reimbursement under Section 8.04(a) or (b).

“Indemnified Liabilities” means any and all liabilities, obligations, losses, assessments, awards, causes of action, damages, penalties, claims, charges, fines, judgments, reasonable and documented costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented expenses of investigation and the reasonable and documented fees and disbursements of counsel for Indemnified Parties), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Party” has the meaning set forth in Section 8.04(b).

“Intellectual Property” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction in the world, whether registered or unregistered and whether registrable or not, protected, created or arising under any law, including any and all rights in: proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, service marks, trade dress, logos, slogans, including all goodwill associated therewith; domain names; registered and unregistered copyrights and all applications thereof and all rights in works of authorship of any type, in all forms or media, designs rights, registered designs, database rights and rights in compilations of data.  For the avoidance of doubt, Intellectual Property excludes Personal Data.

“Intellectual Property Updates” means a summary of any new Patents, trademarks or copyrights issued by, or Patent, trademark or copyright applications filed with (including as amended or supplemented) an applicable filing office (e.g., a Patent Office), in each case, constituting Product Intellectual Property (in form sufficient to allow Purchaser Agent to prepare appropriate filings in respect thereof to protect its Liens thereon), together with any material information or developments with respect to the Material Patents.

“Intended Tax Treatment” has the meaning set forth in Section 5.12(b).

“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), or capital contributions, (b) acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), (c) acquisition of Equity Interests or all or substantially all of the assets of any other Person, (d) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, (e) any payment in respect of (i) the purchase, license or other acquisition of any business, division, product line of any other Person or (ii) any Product In-License or (f) any other investment that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means United States Internal Revenue Service.

“IRS Withholding Form” has the meaning set forth in Section 5.12(b).

“IT Assets” means the computers and other information technology infrastructure and assets used by the Company or any of the Subsidiaries in the conduct of their business as operated and as proposed to be operated.

“Knowledge” means the actual knowledge, after reasonable due inquiry.

“Knowledge of the Company” means the Knowledge of any Knowledge Person.

“Knowledge Person” means any of the persons listed on Schedule 1.01(a) to the Disclosure Letter, and any individual that succeeds such person in the role identified on Schedule 1.01(a).

“License” means any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under any Product Intellectual Property.

“Licensees” means, collectively, the licensees and any sublicensees under any License.

“Liens” means all liens, encumbrances, security interests, mortgages, rights to preferential payments that has the practical effect of creating a security interest or charges of any kind, but excluding any Permitted Licenses.

“Manufacture” and “Manufacturing” means all activities related to the design, development, validation, performance, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of any Product, or any intermediate thereof, including, without limitation, process or protocol development, process or protocol qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Marketing Authorization” means, with respect to any Product, the Regulatory Approval required by Applicable Law to distribute, sell, offer, or otherwise commercialize any Product in a country or region, including, to the extent required by Applicable Law for the sale or offering of the Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (c) a material adverse effect on the ability of the Company or any Obligor to perform any of its material obligations under the Transaction Documents, (d) a material adverse effect on the rights or remedies of the Purchaser Agent or any Purchaser under any of the Transaction Documents, (e) a material adverse effect on the Products, the Product Intellectual Property or the Development, Commercialization or Manufacture of the Products, (f) a material adverse effect on the timing or amount of the Revenue Interest Payments or (g) a material adverse effect on the validity, perfection (except to the extent permitted under the Guaranty and Security Agreement) or first priority of Liens in favor of the Purchaser Agent for the benefit of the Purchasers (except to the extent resulting solely from any actions or inactions on the part of the Purchaser Agent and the Purchasers despite timely receipt of information regarding the Company and its Subsidiaries as required by this Agreement).

“Material Breach” means (a) any failure by the Company or any Subsidiary to make a payment required under this Agreement or any other Transaction Document when due and such failure is not cured within 30 days after the date on which such payment was due, (b) any breach of any covenant under Section 5.10(a)(i) or Section 5.10(a)(ii) of this Agreement (or, solely for purposes of Section 2.03(b)(v)(B), any breach of any covenant under Sections 5.10(a)(i), 5.10(a)(ii), 5.10(a)(iii), 5.10(a)(vi), or 5.10(a)(viii)), and (c) any material breach of any other covenant in this Agreement or any other Transaction Document that is not cured within 30 days after the earlier of (x) receipt of written notice of such breach from the Purchaser Agent and (y) Knowledge of the Company of such breach.

“Material Contract” means: (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company or its Affiliates that relates to the Development, Manufacture, or Commercialization of any Product; (b) any development agreement, collaboration agreement, marketing agreement, co-promotion agreement, license agreement, option agreement, distribution agreement, partnering agreement or similar agreement with respect to Company or its Affiliates related to the Development, Manufacture, or Commercialization of any Product to the extent the breach, non-performance, absence or termination of which could reasonably be expected to have a Material Adverse Effect; (c) any agreement with respect to the Company or its Affiliates relating to any Material Patent, including any license, option, assignment, or agreement related to control of such Material Patent, in each case, to the extent the breach, non-performance, absence or termination of which could reasonably be expected to have a Material Adverse Effect; (d) any agreement which requires consideration or other payments in excess of $10,000,000 per fiscal year; or (e) any agreement evidencing Material Indebtedness.

“Material Divestiture” means a sale, not otherwise deemed a Change of Control, of one or more Core Assets, pursuant to which the Company receives aggregate net proceeds equal to or greater than the then applicable Put/Call Price.

“Material Indebtedness” means any Indebtedness with a principal amount in excess of $10,000,000.

“Material Patents” has the meaning set forth in Section 3.11(e).

“Non-Core Asset” means any Product or other assets of the Company or its Subsidiaries that is not a Core Asset.

“Obligations” means, without duplication, all obligations of the Company in respect of the Revenue Interests, including all obligations to make Revenue Interest Payments and to pay the Put/Call Price, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, debts, and Indemnified Liabilities owing by the Company to the Purchaser Agent or the Purchasers, arising under or pursuant to the Transaction Documents, including all Reimbursable Expenses.

“Obligors” means the Company and each Subsidiary Guarantor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Patent” means any issued national, regional and international patent and any application or invention disclosure therefor (whether pending, expired, lapsed, or abandoned, and including filings made pursuant to the Patent Cooperation Treaty, provisional applications, non-provisional applications, continuations, continuations-in-part, continued prosecution applications, and divisionals), and any patents that issue as a result of those applications or from any application claiming priority to or from any of those applications, and which for the purposes of this Agreement, shall be deemed to include all certificates of invention and applications for certificates of invention, petty patents, and any renewals, restorations, reissues, reexaminations or other post-grant proceedings, extensions revisions, registrations, revalidations, utility models, supplemental protection certificates, patent term extensions, pediatric exclusivity periods and substitutions relating to any of the issued patents and patent applications, in any jurisdiction.

“Patent Office” means the respective patent office, including the United States Patent and Trademark Office, the European Patent Office and any comparable patent office in any other jurisdiction, for any Patents.

“Payment Date” means each February 14, May 15, August 14 and November 14, commencing on the first such date to occur following the end of the quarter in which the First Purchaser Payment Date occurs; provided that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next Business Day.

“Permitted Acquisition” means any transaction or series of related transactions in the form of Acquisitions, provided that:

(a)the Company shall have delivered written notice of any Acquisition with aggregate Acquisition Costs in excess of $10,000,000 to the Purchaser Agent, on behalf of the Purchasers, not less than ten (10) Business Days prior to the execution of a definitive agreement for such Acquisition (or such shorter period as may be agreed by the Purchaser Agent in its sole discretion);

(b)immediately prior to, and after giving effect thereto, no Material Breach shall have occurred and be continuing, or result therefrom;

(c)all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(d)no Change of Control shall result from such transaction;

(e)such Acquisition shall be consensual and, if required, shall have been approved by the target’s board of directors;

(f)the Person whose Equity Interests or business are being acquired shall be engaged in, or the asset acquired shall be used to engage in, or any Product In-License shall be in relation to, the same line of business as the Company or lines of business reasonably incidental or ancillary thereto; and

(g)the Obligors shall comply with the requirements of Section 5.06 with respect to the property, assets and businesses acquired in such purchase or other acquisition and with respect to any acquired or newly formed Subsidiaries which are required to become Obligors under the Transaction Documents.

“Permitted Convertible Notes” means unsecured Indebtedness of the Company in the form of senior subordinated convertible notes; provided that such convertible notes shall (i) permit physical settlement (and cash in lieu of fractional shares) upon conversion (and the Company shall not elect cash or combination settlement upon conversion, or redeem such notes, without the Purchaser Agent’s prior written consent), (ii) not be guaranteed by any Subsidiary of the Company, (iii) not provide for any scheduled amortization or mandatory prepayment of principal prior to the stated maturity thereof (other than customary payments upon a “change of control” or “fundamental change” (it being understood that conversion of any such Indebtedness shall not be considered a prepayment)), (iv) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes acceptable to the Purchaser Agent and (v)

specifically designate this Agreement and all Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (iv) of this definition specifically refer to such notes as being subordinated to the Obligations pursuant to such subordination terms.

“Permitted Indebtedness” means:

(a)Indebtedness owed to the Purchasers and the Purchaser Agent under this Agreement and the other Transaction Documents;

(b)Indebtedness existing on the Effective Date and disclosed on Schedule 5.10(a)(i) to the Disclosure Letter and any renewals or refinancing of such Indebtedness in amounts not exceeding the principal amounts thereof (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses but less any required amortization according to the terms thereof);

(c)Indebtedness to trade creditors incurred in the ordinary course of business;

(d)intercompany Indebtedness in the Company or any Subsidiary.

(e)Guarantees of the Company and its Subsidiaries in respect of Indebtedness and other obligations of the Company and any Subsidiary otherwise permitted hereunder;

(f)Indebtedness incurred by the Company or its Subsidiaries to finance the payment of insurance premiums;

(g)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(h)Guarantees (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;

(i)Indebtedness in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts;

(j)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made) and (ii) such Indebtedness is in an aggregate amount outstanding at any time not to exceed $5,000,000;

(k)Indebtedness in respect of hedging agreements entered into for bona fide hedging purposes in the ordinary course and not for speculative purposes;

(l)Permitted Convertible Notes;

(m)Indebtedness in respect of letters of credit in an amount not to exceed at any time $5,000,000;

(n)Indebtedness under guaranteed minimum purchase, take or pay or similar performance requirement contracts in an amount not to exceed at any time $10,000,000;

(o)Indebtedness set forth in Schedule 1.01(b) to the Disclosure Letter;

(p)other Indebtedness not otherwise permitted under clauses (a) through (o) in an aggregate outstanding principal amount not to exceed at any time $10,000,000;

(q)secured Indebtedness of the Company and its Subsidiaries so long as, on a pro forma basis, the Consolidated Total Leverage Ratio is no more than 3.00 to 1.00; provided that (i) no Put Option Event or Material Breach, nor any event that with the giving of notice or the passage of time would constitute a Put Option Event or Material Breach, shall have occurred and be continuing and (ii) such Indebtedness is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Purchaser Agent; and

(r)Indebtedness approved in advance in writing by the Required Purchasers.

“Permitted Licenses” means any in-license of Intellectual Property and any out-license of Intellectual Property, in each case so long as (i) the license constitutes an arms-length transaction and (ii) the license occurs in the Company’s ordinary course of business; provided that the Company shall not be permitted to exclusively, even as to the Company, out-license any Intellectual Property unless such out-license is (x) for specific fields and (y) does not materially restrict the Company’s business, taken as a whole.

“Permitted Liens” means:

(a)Liens in favor of the Purchaser Agent or the Purchasers created by or otherwise existing under or in connection with the Transaction Documents;

(b)Liens in existence as of the date hereof and set forth on Schedule 5.10(a)(ii) to the Disclosure Letter;

(c)Liens imposed by mandatory provisions of law regarding landlords, carriers, warehousemen, bailees, mechanics and materialmen incurred in the ordinary course of business so long for sums that are being contested in good faith by appropriate proceedings;

(d)Liens (other than those imposed by ERISA) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business;

(e)Liens for Taxes that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(f)(i) banker’s Liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations; and (ii) customary Liens incurred in the ordinary course of business to secure obligations in respect of payment processing services, business credit card programs, and netting services, overdrafts and related liabilities arising from treasury, depositary and cash management services securing maximum amounts not to exceed $5,000,000 at any time outstanding;

(g)Liens on insurance policies, premiums and proceeds thereof, or other deposits, to secure insurance premium financings with respect to unearned premiums and other liabilities to insurance carriers;

(h)Liens securing Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness; provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such Liens do not extend to any property of the Company or any Subsidiary other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(i)Liens on specific items of inventory or other goods (and the proceeds thereof) of the Company securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(k)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense entered into by the Company or any Subsidiary entered into in the ordinary course of its business;

(m)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by law and encumbrances consisting of restrictions, easements, restrictions on the use of property or minor imperfections in title thereto, in each case not interfering in any material respect with the ordinary conduct of business of the Company or its Subsidiaries;

(n)Liens on cash collateral securing (i) hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes and (ii) Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness;

(o)Liens on deposits or other amounts held in escrow to secure payments (contingent or otherwise) payable by the Company with respect to (i) the settlement, satisfaction, compromise or resolution or judgments, litigation, arbitration or other disputes and (ii) any commercial contracts for manufacturing, production and other service arrangements entered into in the ordinary course of business;

(p)Liens securing Indebtedness under clauses (m) or (p) of the definition of Permitted Indebtedness;

(q)Liens securing Indebtedness under clause (q) of the definition of Permitted Indebtedness;

(r)judgment liens, provided that the applicable Obligor shall have removed such judgement lien within one hundred eighty (180) days during which execution shall be effectively stayed, or no action shall have been legally taken by the lien holder to attach or levy upon any assets of any Obligor to enforce any such judgment;

(s)Liens created under, or arising from the filing of, financing statements in respect of operating leases to the extent such operating leases are otherwise permitted under this Agreement; and

(t)Liens approved in advance in writing by the Required Purchasers.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Personal Data” means any information that is considered personally identifiable information or personal data under Applicable Law.

“PHSA” means the U.S. Public Health Service Act (or any successor thereto), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).  For avoidance of doubt, the term PHSA includes the CLIA, and their implementing regulations.

“Pledged Equity” has the meaning set forth in the Guaranty and Security Agreement.

“Pledged Investment Property” has the meaning set forth in the Guaranty and Security Agreement.

“Prime Rate” means, for any day, the per annum rate of interest in effect for such day quoted by the Wall Street Journal as the “prime rate”.

“Pro Rata Portion” means, with respect to any Purchaser, the sum of the unfunded Purchaser Commitment of such Purchaser and Purchaser Payments made by such Purchaser divided by the sum of all unfunded Purchaser Commitments and all Purchasers Payments made by the Purchasers.

“Product” means any product, service or tool that constitutes or utilizes a Core Asset, including a testing service, developed, licensed, marketed, sold, distributed, offered or otherwise commercialized by the Company or its Subsidiaries (excluding Digital Biotechnologies, Inc.), including any such product or service in development or which may be developed.

“Product Approval Application” means any application for Marketing Authorization for any Product including, without limitation, any NDA, BLA, 510(k), de novo request, PMA, or EUA as those terms are defined by the FDA, and any comparable foreign equivalents.

“Product Assets” means (a) all Product Intellectual Property, (b) each Material Contract related to Products, (c) all Regulatory Approvals related to Products, (d) all inventory of Products and any raw materials and work-in-process relating thereto, (e) all accounts receivables and payment intangibles arising out of sales of any Product or licenses of any Product Intellectual Property, (f) all other assets primarily related to the Development, Manufacture or Commercialization of any Product and that are owned by, licensed to, or otherwise Controlled by the Company or any Subsidiary, (g) any other rights, title and interest in and to assets that are owned, or in the case of Intellectual Property Controlled by the Company, or any Subsidiary that are reasonably necessary for the Development, Commercialization, Manufacture, formulation, use, or sale of any Products, (h) all books and records of the Company that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof and (i) all proceeds and products of any of the foregoing; provided, however, that (x) cash and cash equivalents, other than any such proceeds and products, and (y) any rights, title, or interests in or to assets or other property owned or, in the case of Intellectual Property, Controlled by Digital Biotechnologies, Inc., in each case, shall not be deemed “Product Assets”.

“Product In-License” means any in-license of Intellectual Property by the Company or any of its Subsidiaries to Develop, Manufacture or Commercialize a drug or pharmaceutical product, other than a non-exclusive license under which the Company is not granted any right to Develop, Commercialize or Manufacture a pharmaceutical product, therapeutic, medical device or diagnostic.

“Product Intellectual Property” means all Intellectual Property that is necessary for, or otherwise material to, the Development, Commercialization, and/or Manufacture of any Product, and that is owned, licensed or otherwise Controlled by any Obligor, including, without limitation, the Intellectual Property identified in Schedule 3.11(a) to the Disclosure Letter.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Agent” has the meaning set forth in the first paragraph hereof.

“Purchaser Agent Representative” has the meaning set forth in Section 5.01(c).

“Purchaser Commitment” means, with respect to any Purchaser, the commitment of such Purchaser to purchase the Revenue Interests and pay the Purchaser Payments in an aggregate amount equal to the amount set forth opposite such Purchaser’s name on Schedule 1.01(c) to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.04(a).

“Purchaser Payments” means each of the First Payment, the Second Payment and the Third Payment.

“Put Option” has the meaning set forth in Section 5.07(a).

“Put Option Closing Date” has the meaning set forth in Section 5.07(a).

“Put Option Event” means any one of the following events:

(a)any Bankruptcy Event;

(b)one or more final and unappealable judgments, orders or awards (or any settlement of any claim that, if breached, would result in a final and unappealable judgment, order or award) for the payment of money to a Third Party (expressly excluding the Purchasers, Purchaser Agent and their respective Affiliates) exceeding $10,000,000 in the aggregate shall be rendered against any Obligor and remain unsatisfied after such payment of money becomes due and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement after all appeals have been exhausted or lapsed or (ii) there shall be a period of thirty (30) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to a Put Option Event if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof in an amount that reduces the payment obligation to less than $10,000,000, and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(c)any Change of Control pursuant to which the Company or its equityholders receives aggregate net proceeds equal to or greater than the then applicable Put/Call Price; or

(d)any Material Divestiture.

“Put/Call Price” means, as of any date of determination:

(a)in case of an exercise of (i) the Put Option by the Required Purchasers or (ii) the Call Option by the Company, in each case other than in connection with a Change of Control or a Material Divestiture, an amount equal to the then applicable Return Cap;

(b)in case of an exercise of (i) the Put Option by the Required Purchasers or (ii) the Call Option by the Company, in each case in connection with a Change of Control or a Material Divestiture occurring on or before the 18 month anniversary of the Effective Date, an amount equal to 120.0% of the Cumulative Purchaser Payments; and

(c)in case of an exercise of (i) the Put Option by the Required Purchasers or (ii) the Call Option by the Company, in each case in connection with a Change of Control or a Material Divestiture occurring after the 18 month anniversary of the Effective Date but on or before the 24 month anniversary of the Effective Date, an amount equal to 125.0% of the Cumulative Purchaser Payments; and

(d)in case of an exercise of (i) the Put Option by the Required Purchasers or (ii) the Call Option by the Company, in each case in connection with a Change of Control or a Material Divestiture occurring after the 24 month anniversary of the Effective Date, an amount equal to the then applicable Return Cap, minus, in each case, the sum of all Revenue Interest Payments made by the Company to the Purchasers prior to such date; provided that the Put/Call Price shall not be less than zero.

For the avoidance of doubt, the Put/Call Price shall be calculated as of the date the Put/Call Price is required to be paid.

“Qualified Equity Interests” of any Person means Equity Interests of such Person that are not Disqualified Equity Interests.

“Regulatory Agency” means any Governmental Authority that has authority over the approval, use, control, safety, licensing, permitting, efficacy, reliability, operation, Manufacturing, testing, marketing, distribution, sale, offering, performance, or other Development and Commercialization activities relating to any Product, including the FDA, CMS, and any comparable state or foreign Governmental Authority other Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.  For avoidance of doubt, the term Regulatory Agency includes approved accrediting bodies under CLIA.

“Regulatory Approval” means all approvals (including, without limitation, where applicable, Drug Product Approval Applications, pricing and reimbursement approval, labeling approval and schedule classifications), licenses, registrations, listings, clearances, certificates, permits or authorizations (including, without limitation, pre- and post-approval Marketing Authorizations) of any Governmental Authority necessary for the testing, distribution, offering, manufacture, use, storage, import, export, transport, offer for sale, or sale, or other Development or Commercialization activities of each Product, together with all amendments, supplements and updates thereto and all benefits arising therefrom, including any orphan drug or regulatory exclusivities or other non-patent exclusivities or priority review vouchers.

“Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Agency for the purpose of obtaining Regulatory Approval from that Regulatory Agency. Regulatory Filings shall include, but not be limited to, all Product Approval Applications.

“Reimbursable Expenses” means all reasonable and customary costs and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, consulting fees, advisory fees, fees incurred on account of lien searches, inspection fees and filing fees) incurred as a result of, or arising from or relating to or in connection with, preparing, amending, executing, negotiating, administering, defending and enforcing the Transaction Documents or otherwise incurred by the Purchaser Agent and/or the Purchasers in connection with the Transaction Documents.

“Required Purchasers” means the Purchasers whose aggregate Pro Rata Portions exceed 50%.

“Restricted Payments” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of (i) any shares (or equivalent) of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding or (ii) any call option on any shares (or equivalent) of any class of Equity Interests or any Person or any of its Subsidiaries (irrespective of whether such call option can be cash, net share or physically settled), and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Person or any of its Subsidiaries, now or hereafter outstanding.

“Return Cap” means, as of any date of determination, (i) an amount equal to 165.0% of the Cumulative Purchaser Payments or (ii) if the Purchasers have not received the amount set forth in clause (i) on or before the ten-year anniversary of the Effective Date, an amount equal to 175.0% of the Cumulative Purchaser Payments. For the avoidance of doubt:

Cumulative Purchaser Payments	Return Cap (on or prior to the 10th anniversary of the Effective Date)	Return Cap (after 10th anniversary of Effective Date)
$125,000,000	$206,250,000	$218,750,000
$200,000,000	$330,000,000	$350,000,000
$250,000,000	$412,500,000	$437,500,000

“Revenue Base” means, as of any date of determination, the amount of world-wide net revenues of the Company and its Subsidiaries (excluding Digital Biotechnologies, Inc. if it is not a Subsidiary Guarantor) on all net sales, royalty payments, milestone payments, license payments, and other forms of consideration made to the Company or its Subsidiaries, calculated in accordance with GAAP, during the fiscal quarter ending on such date of determination. The Revenue Base shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Company’s audited financial statements.

“Revenue Interest Payments” means, with respect to each fiscal quarter during the Revenue Interest Period, payments to the Purchasers in respect of the Revenue Interests calculated by multiplying (i) the Applicable Percentage by (ii) the Revenue Base for such fiscal quarter (or, in the case of the first fiscal quarter, the period commencing on the Effective Date and ending on the last day of the fiscal quarter in which the Effective Date occurs).

“Revenue Interest Period” means the period from the Effective Date through and including the date on which the Purchasers have received Revenue Interest Payments and, if applicable, any Catch Up Payment, which in the aggregate are equal to the Return Cap, unless earlier terminated upon (i) the Purchasers’ exercise, or deemed automatic exercise, of the Put Option in accordance with Section 5.07(a) or (ii) the Company’s exercise of the Call Option in accordance with Section 5.07(b), in each case upon the indefeasible payment of the Put/Call Price.

“Revenue Interests” means all of the right, title and interest of the Company and its Subsidiaries in and to that portion of the Revenue Base equal to the Revenue Interest Payments for each calendar quarter (or portion thereof) during the Revenue Interest Period.

“ROFN Notice” has the meaning set forth in Section 5.14.

“ROFN Proposal” has the meaning set forth in Section 5.14.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Products.

“Sanctions” has the meaning set forth in Section 3.22(a).

“SEC” means the Securities and Exchange Commission.

“Second Payment” means $75,000,000, which shall be paid by the Purchasers on the Second Purchaser Payment Date in accordance with Section 2.03(a)(ii).

“Second Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(vi)(B) with regards to the Second Payment.

“Subsidiary” means with respect to any Person (i) any corporation of which the outstanding Equity Interests having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances is at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Unless the context otherwise requires, “Subsidiary” refers to a direct or indirect Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty and Security Agreement (or under another guaranty agreement in form and substance satisfactory to the Purchaser Agent) and has granted to the Purchaser Agent, on behalf of the Purchasers, a Lien upon and security interest in its right, title and interest in, to and under the Collateral pursuant to the Guaranty and Security Agreement; provided that no

Excluded Foreign Subsidiary shall be or be required to be a Subsidiary Guarantor for so long as such Subsidiary remains an Excluded Foreign Subsidiary.

“Tax” or “Taxes” means any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Tax Affiliate” means any Affiliate of a Purchaser that is capable of providing an IRS Withholding Form to the Company on the Effective Date.

“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Term” has the meaning set forth in Section 6.01.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.02(a)(i) or Section 5.02(a)(ii); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.02(a)(i) or Section 5.02(a)(ii), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Company ended June 30, 2022.

“Third Party” means any Person other than the Purchaser Agent, any Purchaser, the Company or any of their respective Subsidiaries or Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Third Payment” means $50,000,000, which shall be paid by the Purchasers on the Third Purchaser Payment Date in accordance with Section 2.03(a)(iii).

“Third Purchaser Payment Date” means the date specified in the applicable notice sent to the Purchaser Agent pursuant to Section 2.03(b)(vi)(B) with regards to the Third Payment.

“Transaction Documents” means, collectively, this Agreement, the Guaranty and Security Agreement, the Disclosure Letter, each intellectual property security agreement, the Control Agreements and any related ancillary documents or agreements delivered or executed, as applicable, in connection with the foregoing.

“Transfer” means the sale, conveyance, transfer, license, sublicense, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Financing Statements” means the UCC-1 financing statements, in form and substance reasonably satisfactory to the Purchaser Agent and the Company, that shall be filed by the Purchaser Agent at or promptly following the Effective Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time and reasonably satisfactory to the Purchaser Agent and the Company, to perfect the Purchaser Agent’s security interest in the Collateral.

“United States” means the United States of America.

“Withholding Action” has the meaning set forth in Section 5.12(d)(iv).

Article II.

PURCHASE OF REVENUE INTERESTS; PAYMENTS

Section 2.01.Purchase of Revenue Interests.

(a)Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, assign and transfer to each Purchaser, and each Purchaser agrees to purchase and accept from the Company, free and clear of all Liens, such Purchaser’s Pro Rata Portion of the Revenue Interests. The Purchasers’ interest in the Revenue Interests shall vest immediately upon the Company’s receipt of payment of the First Payment pursuant to Section 2.03(a)(i), subject to the termination provisions of Section 6.01.

(b)The Company hereby consents to the Purchaser Agent recording and filing the UCC Financing Statements and other financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) and any other notices of security or notices of charge meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary or appropriate to perfect the assignment to the Purchasers of the Revenue Interests and the Liens in the Collateral granted to the Purchaser Agent under the Guaranty and Security Agreement.

Section 2.02.Payments by the Company.

(a)Payments in Respect of the Revenue Interests.

(i)In consideration of the Purchaser Payments made by the Purchasers, the Purchasers shall be entitled to receive, and the Company shall pay to the Purchasers, on the applicable Payment Dates, the Revenue Interest Payments during the Revenue Interest Period, upon the exercise (or deemed exercise) by the respective party of the Call Option or the Put Option, as the case may be, the Put/Call Price in respect thereof, and upon the exercise of the Purchasers of the Catch Up Payment Option, the Catch Up Payment in respect thereof.

(ii)With respect to each calendar quarter, commencing with first Payment Date, the Company shall pay to the Purchasers, the Revenue Interest Payment for such calendar quarter on the applicable Payment Date.

(iii)For clarity, any increase in the Applicable Percentage in connection with the payment of the Second Payment shall be applied only on and after the Second Purchaser Payment Date and any increase in the Applicable Percentage in connection with the payment of the Third Payment shall be applied only on and after the Third Purchaser Payment Date.

(b)Reimbursable Expenses. The Company shall pay to the Purchaser Agent all Reimbursable Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, promptly, but not earlier than thirty (30) days following the Company’s receipt of an invoice related thereto from the Purchaser Agent. It is the intention of the parties hereto that the Company shall pay Reimbursable Expenses to the Purchaser Agent; provided that, at the discretion of the Purchasers and upon prior written notice to the Company, Reimbursable Expenses may be deducted from the Purchaser Payments to the extent such Reimbursable Expenses are invoiced at least ten (10) Business Days prior to the date of such Purchaser Payment (or, in the case of the First Payment, at least one (1) Business Day prior to the date of the First Payment). Notwithstanding the foregoing, the Purchasers and the Purchaser Agent acknowledge and agree that (i) the Company provided an expense deposit in an amount of $75,000 in connection that the execution of that certain Summary of Terms by and between the Company and OrbiMed Advisors, LLC and (ii) such expense deposit shall first be applied to any Reimbursable Expenses before the Company is obligated to make payment to the Purchaser Agent of any Reimbursable Expenses or any Purchaser is entitled to deduct any amounts from the Purchaser Payments.

(c)Payment Procedure; Currency Conversion; Late Payments. Any payments to be made by the Company to the Purchasers hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds. All Revenue Interest Payments and other payments by the Company (other than payments in respect of Reimbursable Expenses and indemnification obligations pursuant to Section 8.04) shall be made to each Purchaser in accordance with its Pro Rata Portion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.

(d)All Revenue Interests and any other Obligations required to be paid to the Purchasers on each Payment Date but not paid when due (other than good faith underpayments) shall bear interest at a rate of the Prime Rate plus three percent (3.00%) per annum (calculated on the basis of a three hundred sixty (360) day year and actual days elapsed) from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.

Section 2.03.Purchaser Payments; Conditions Precedent.

(a)Purchaser Payments. In each case subject to the applicable conditions precedent in clause (b), which may be waived by the Required Purchasers in their sole discretion, and, with respect to the Second Payment and Third Payment, subject to each Purchaser’s rights under Section 5.15 to choose not to fund its Pro Rata Portion of such Second Payment or Third Payment if the Company amends or supplements the Disclosure Letter (other than (i) any supplement or amendment of Schedule 3.13 (Material Contracts) or (ii) any other supplement or amendment to the Disclosure Letter (except for any supplement or amendment related to Section 3.07, Section 3.16, Section 3.21, or Section 3.22), so long as the information or event underlying such other supplement or amendment does not relate to an event or circumstance which would reasonably be expected to give rise to a Material Adverse Effect), in connection with its certification as to the satisfaction of the conditions in Section 2.03(b)(v)(A) and (B)):

(i)On the First Purchaser Payment Date, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the First Payment (less any then unpaid Reimbursable Expenses to the extent deducted pursuant to Section 2.02(b)) by wire transfer of immediately available funds.

(ii)On the Second Purchaser Payment Date, at the Company’s option, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Second Payment (less any then unpaid Reimbursable Expenses to the extent deducted pursuant to Section 2.02(b)) by wire transfer of immediately available funds.

(iii)On the Third Purchaser Payment Date, at the Company’s option, each Purchaser shall pay to the Company, and the Company shall accept, such Purchaser’s Pro Rata Portion of the Third Payment (less any then unpaid Reimbursable Expenses to the extent deducted pursuant to Section 2.02(b)) by wire transfer of immediately available funds.

(b)Conditions Precedent.

(i)Conditions Precedent to the Effective Date and the First Payment. The Company and each other Obligor, as applicable, shall have delivered to the Purchaser Agent:

(A)this Agreement, duly executed by the Company;

(B)the Guaranty and Security Agreement, duly executed by each Obligor;

(C)UCC-1 financing statements in proper form for filing against each Obligor;

(D)a short-form security agreement in respect of the Product Intellectual Property;

(E)a completed Perfection Certificate, duly executed by the Company;

(F)certificates or other evidence of insurance in effect as required by Section 5.11(a);

(G)one or more legal opinions of counsel to each Obligor, in each case in form and substance reasonably satisfactory to the Purchaser Agent;

(H) a secretary’s certificate executed by an officer of each Obligor attaching certified Organization Documents, certificates of good standing and incumbency certificates of each Obligor and resolutions of the governing body of each Obligor authorizing such Obligor to enter into the Transaction Documents and perform the transactions contemplated thereby;

(I)all consents required (if any) by the Obligors under any Material Contracts, Applicable Law, the Organization Documents of the Obligors and Governmental Authorities;

(J)copies of all Material Contracts and all amendments of such Material Contracts as of and through the Effective Date;

(K)an officer’s certificate, certifying as to the conditions in Section 2.03(b)(v)(A) and (B); and

(L)a Notice of Purchaser Payment Request in substantially the form attached hereto as Exhibit A.

(ii)Conditions Precedent to the Second Payment.

(A)The First Payment shall have occurred;

(B)The Company shall have delivered to the Purchaser Agent an officer’s certificate certifying as to the conditions in Section 2.03(b)(v)(A) and (B).

(iii)Conditions Precedent to the Third Payment.

(A)The First Payment shall have occurred;

(B)The Second Payment shall have occurred;

(C)The Company shall have delivered to the Purchaser Agent, an officer’s certificate certifying as to the conditions in Section 2.03(b)(v)(A) and (B); and

(D)The Company shall have delivered to the Purchaser Agent evidence reasonably satisfactory to the Purchaser Agent that one or more Permitted Acquisitions shall be consummated substantially concurrently with the making of the Third Payment using all of the proceeds from the Third Payment to fund such Permitted Acquisition, and all documents required to be delivered to the Purchaser Agent pursuant to the definition of “Permitted Acquisition”.

(iv)[Reserved].

(v)Conditions Precedent to each Purchaser Payment.

(A)The representations and warranties in Article III hereof, and in any other Transaction Document shall be true, accurate and complete in all material respects on the date of the applicable payment; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that those representations and warranties expressly referring to a specific date shall only be required to be true, accurate and complete in all material respects as of such date;

(B)(i) No Put Option Event shall have occurred and be continuing, (ii) no Catch Up Payment Event shall have occurred and be continuing and (iii) no Material Breach shall have occurred and be continuing;

(C)To the extent not deducted from the applicable Purchaser Payment, payment of the Reimbursable Expenses then due as specified in Section 2.02(b) (to the extent invoiced at least one (1) Business Day prior to the First Payment and at least ten (10) Business Days prior to each of the Second Payment and Third Payment); and

(D)With respect to the Second Payment and Third Payment, the Company shall have provided to the Purchaser Agent at least fifteen (15) Business Days (or such shorter period as agreed in writing by Purchaser Agent) advance written notice of the Second Purchaser Payment Date or Third Purchaser Payment Date, as applicable, in substantially the form attached hereto as Exhibit A.

(c)Notwithstanding anything to the contrary herein, each Purchaser Commitment shall terminate:

(i)to the extent funded,

(ii)upon the occurrence of a Bankruptcy Event,

(iii)upon the exercise of the Put Option or Catch Up Payment Option by the Purchasers or the Call Option by the Company, and

(iv)in any event, no later than (A) with respect to the First Payment, the First Purchaser Payment Date, (B) with respect to the Second Payment, September 12, 2025 and (C) with respect to the Third Payment, September 12, 2025.

(d)For the avoidance of doubt, each of the conditions precedent in Section 2.03 may be waived by the Required Purchasers in their sole discretion.

Section 2.04.Payment Procedure; Currency Conversion; Late Payments.

Any payments to be made by or on behalf of a Purchaser to the Company hereunder or under any other Transaction Document shall be made in United States dollars by wire transfer of immediately available funds.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling rates on the last five (5) Business Days of the calendar quarter to which such amounts pertain, as published by The Wall Street Journal, Internet Edition at www.wsj.com.  All Purchaser Payments and any other payments required to be paid to the Company but not paid when due shall bear interest at a rate of the Prime Rate plus three percent (3.00%) per annum (calculated on the basis of a three hundred sixty (360) day year and actual days elapsed) from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Law.

Section 2.05.No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchasers are acquiring only the Revenue Interests and are not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates (the “Excluded Liabilities”).

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter, the Company hereby represents and warrants to the Purchaser Agent and the Purchasers, as of the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date and the Third Purchaser Payment Date, as applicable, the following:

Section 3.01.Organization.

Each Obligor is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all corporate or limited liability company powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each Obligor is duly qualified to do business as a foreign corporation or foreign limited liability company, as applicable, and is in good standing in every jurisdiction in which the failure to do so would be reasonably expected to have a Material Adverse Effect. As of the Effective Date, the Subsidiaries of the Company are listed on Schedule 3.01 to the Disclosure Letter.

Section 3.02.Authorization.

Each Obligor has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by each Obligor party thereto, and each Transaction Document constitutes the valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03.Governmental Authorization.

The execution and delivery by each Obligor of the Transaction Documents to which it is a party, and the performance by such Obligor of its obligations thereunder, does not require any notice to, action or consent by, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements and any filings with the SEC.

Section 3.04.Ownership.

(a)To the Knowledge of the Company, the Company owns or holds a valid license granting all necessary rights to all of (i) the Product Intellectual Property and (ii) the Regulatory Filings. The Company owns or holds a valid license granting all necessary rights to all of the Regulatory Approvals related to each Product free and clear of all Liens (other than Permitted Liens).

(b)The Company, immediately prior to the assignment of the Revenue Interests, owns, and is the sole holder of, all the Revenue Interests and all Collateral, free and clear of any and all Liens (other than Permitted Liens). Except as permitted pursuant to this Agreement, no Obligor has Transferred or granted any Lien in respect of or agreed to Transfer or grant any Lien in respect of, any portion of the Revenue Interests or the Collateral. Except for the sale of the Revenue Interests pursuant hereto, no Person other than the Company or its Subsidiaries has any right to receive any payments in respect of the Revenue Base. The Company has the full right to sell, transfer, convey and assign to the Purchasers all of the Company’s rights, title and interests in and to the Revenue Interests to the Purchasers pursuant to this Agreement without any requirement to obtain the consent of any Person, except such consents as are obtained at or prior to the Effective Date or otherwise waived by the Purchasers.

Section 3.05.Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)From December 31, 2021 to and including the Effective Date, there has been no Transfer by the Company or any Subsidiary, voluntary or involuntary, of any material part of the business or property of the Company or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Company or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Purchasers on or prior to the Effective Date.

(d)The financial statements delivered pursuant to Section 5.02(a) (i) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(e)Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.06.No Undisclosed Liabilities.

Except for those liabilities (a) identified in the Financial Statements (including the notes thereto) and/or in any filing made by the Company with the SEC or incurred in the ordinary course of business since the date of the most recent Financial Statements; (b) consisting of Permitted Indebtedness; or (c) in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, that would be required to be reported in a filing by the Company with the SEC.

Section 3.07.Solvency; No Fraudulent Transfer.

The Company and the Subsidiaries, taken as a whole, are not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Washington.  Assuming consummation of the transactions contemplated by the Transaction Documents, (a) the present fair saleable value of the Company’s and the Subsidiaries’ assets is greater than the total amount of liabilities of the Company and the Subsidiaries as such liabilities mature, (b) the Company and the Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in its business, and (c) the Company and the Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured. No transfer of property was or is being made by any Obligor and no obligation was or is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Transaction Documents with the intent to hinder, delay, or defraud either present or future creditors of such Obligor.

Section 3.08.Litigation.

There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (b) any governmental inquiry pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, which in each case with respect to clauses (a) and (b) above, (x) as of the Effective Date, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (y) at any time after the Effective Date, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.09.Compliance with Laws.

Neither the Company nor any Subsidiary (a) is in violation of, has in the past five (5) years violated, or, to the Knowledge of the Company, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to, the Company or any of its Subsidiaries, the Revenue Interests or any Product or any other Collateral, in each case which could reasonably be expected to have a Material Adverse Effect.

Section 3.10.Conflicts; Adverse Agreements.

Neither the execution and delivery of any of this Agreement or the other Transaction Documents to which any Obligor is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or any Subsidiary or any of their respective assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary or any of their respective assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respect, any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or any Subsidiary; (c) except for the filing of the UCC Financing Statements, any other notices of security or notices of charge required hereunder and filings with the United States Patent and Trademark Office or the United States Copyright Office, or any filings with the SEC, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained at or prior to the Effective Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, any Subsidiary or any other Person or to a loss of any material benefit relating to the Revenue Interests; or (e) other than pursuant to this Agreement or any other Transaction Document, result in the creation or imposition of any Lien on (i) the assets or properties of the Company or any Subsidiaries or (ii) the Revenue Interests or any Collateral except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect. No Obligor or any of its Subsidiaries is a party to any contractual obligation or subject to any restriction or limitation in any Organization Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

Section 3.11.Intellectual Property.

(a)Schedule 3.11(a) to the Disclosure Letter sets forth, as of the Effective Date, an accurate, true and complete list of all (i) issued Patents and pending Patent applications, (ii) trade names, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered copyrights and applications for copyright registration, and (iv) domain name registrations and websites, in each case of clauses (i) through (iv), that constitute Product Intellectual Property.

(b)Except as disclosed therein, the Product Intellectual Property listed on Schedule 3.11(a) to the Disclosure Letter is subsisting, and, to the Knowledge of the Company, enforceable, and has not lapsed, expired, been cancelled or become abandoned, except in the ordinary course of business or where such lapse or abandonment would not reasonably be likely to result in a Material Adverse Effect.  To the Knowledge of the Company, except as disclosed therein, each issued Patent and registered trademark listed on Schedule 3.11(a) to the Disclosure Letter is valid and enforceable.

(c)Except as would not reasonably be likely to result in a Material Adverse Effect, all current and former employees and contractors of the Company and each Affiliate who have created or developed (or contributed to the creation or development of) Product Intellectual Property for the Company or an Affiliate have executed binding, and, to the Knowledge of the Company, valid and enforceable written agreements assigning to the Company or the applicable Affiliate, all of their rights, title, and interest in and to such Product Intellectual Property to the extent such rights, title, and interest did not automatically vest in the Company or such Affiliate by operation of law.

(d)Except for Product Intellectual Property licensed to or owned by any Obligor and set forth on Schedule 3.11(a) to the Disclosure Letter, to the Knowledge of the Company, no other Intellectual Property is necessary to Manufacture or Commercialize the Products.  To the Knowledge of the Company, the Manufacture or Commercialization of the Products does not infringe, misappropriate or otherwise violate any Patents or other Intellectual Property that is owned or controlled by a Third Party.  During the six-year period prior to the Effective Date, none of the Company or any of its Affiliates has received written notice or, to the Knowledge of the Company, any other communication, from any Third Party alleging that the Development, Manufacture or Commercialization of the Products infringes or misappropriates any Intellectual Property of such Third Party.

(e)To the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Patents that cover compositions of matter, formulation, method of use, method of manufacture and/or processes for the Products, and that are Controlled by the Company (“Material Patents”). To the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any Product Intellectual Property listed on Schedule 3.11(a).

(f)There is no, and there has not been, in the past five (5) years, any pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Product Intellectual Property or Material Patents nor has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Product Intellectual Property or Material Patents.  There are no Disputes by any Person or Third Party against the Company or its Affiliates, and the Company has not received any written notice or claim of any such Dispute as pertaining to the Products.

(g)There are no Disputes pending or threatened in writing that have been brought by the Company or any of its Affiliates against any Person or Third Party alleging infringement of any Product Intellectual Property or Material Patents.  To the Knowledge of the Company, no Person or Third Party is committing any act of infringement of any Product Intellectual Property or Material Patent.

(h)The Company and its Affiliates have taken commercially reasonable measures and precautions to protect and maintain (i) the confidentiality of all trade secrets with respect to any Product that it owns or exclusively licenses and (ii) the value of all Intellectual Property related to any Product, except where such failure to take action would not reasonably be expected to have a Material Adverse Effect.

(i)Except as would not reasonably be likely to result in a Material Adverse Effect, to the Knowledge of the Company, all current and former employees and contractors of the Company and each Affiliate and all other Persons with access to any confidential, non-public information comprising or included in the Intellectual Property related to any Product is subject to a legally binding, and, to the Knowledge of the Company, valid and enforceable written non-disclosure or other confidentiality agreement requiring such employee, contractor, or other Person to maintain the confidentiality of such information and to use such information only for the benefit of the Company or such Affiliate, as applicable.  To the Knowledge of the Company, no material trade secret of the Company or its Affiliates with respect to any Product has been published or disclosed to any Person except pursuant to such a written agreement requiring such Person to keep such trade secret confidential, except where such disclosure would not reasonably be expected to have a Material Adverse Effect.

Section 3.12.Regulatory Approvals; Products.

(a)The Company and its Affiliates have made available to the Purchaser Agent any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to any Product or may not accept for review or grant Regulatory Approval for any Product or (B) is likely to pursue any material compliance and/or enforcement actions against the Company.  To the Knowledge of the Company there are no other facts or circumstances that could reasonably be expected to (i) indicate that any of the events specified in the immediately preceding clauses (A) or (B) may occur or (ii) cause the Company or any of its Subsidiaries to voluntarily revise, withdraw or not apply for any Regulatory Approval.

(b)The Company and its Subsidiaries possess all Regulatory Approvals necessary or required to conduct the business relating to the Products, including to conduct any ongoing clinical trials relating to the Products, and neither the Company nor its Subsidiaries has received any notice of proceedings relating to, and there are no facts or circumstances to the Knowledge of the Company that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals.  All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Regulatory Agency relating to the Company or any Subsidiary, their business operations and Products, when submitted to the FDA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Regulatory Agency.  To the Knowledge of the Company, none of the officers, directors, employees or Affiliates of the Company or any Subsidiary or any agent or consultant has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency in matters relating to the Company; or (ii) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(c)The Company and its Affiliates are in compliance with, and have, for the past five (5) years complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including the FFDCA, the PHSA, CLIA, similar foreign provisions, and all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; the Company and its Affiliates have not received any notice citing action or inaction by any of them that would constitute any non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to result in a Material Adverse Effect; and to the Knowledge of the Company, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to result in a Material Adverse Effect.

(d)Any clinical test that is offered by the Company or any of its Affiliates and is not approved or cleared by FDA has been designed, developed, validated, used, and performed solely within the Company’s single laboratory certified under CLIA to perform high-complexity testing, and to Company’s Knowledge, such tests are provided only upon the order of a lawful prescription by a licensed healthcare provider.

(e)All preclinical and clinical trials conducted by or on behalf of the Company or its Affiliates relating to each Product were conducted in all material respects in compliance with Applicable Law, including without limitation, good clinical practices (as that term is defined by the FDA and/or relevant international standards) and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards.  The descriptions and the results of such trials provided to the Purchaser Agent are accurate in all material respects.  Neither the Company nor its Affiliates has received any notices or correspondence from any Regulatory Agency, comparable authority, or institutional review board or ethics committee requiring the termination, suspension, or clinical hold of any clinical trials conducted by or on behalf of the Company or its Affiliates with respect to any Product.

(f)Neither the Company nor any of its Affiliates have received any written notices from, (i) any Governmental Authority or (ii) any pricing and reimbursement representative of any Person, in each case exercising authority with respect to pricing and reimbursement for the Products, that have resulted in any non-coverage decision in respect of, or material reduction in the expected pricing of, any Product.

(g)To the Knowledge of the Company, all Manufacturing conducted by or on behalf of the Company and its Affiliates relating to the Products have been and are being conducted in material compliance with, as applicable, CLIA and the current good manufacturing practices set forth in 21 C.F.R. Parts 210, 211 and 820.  Without limiting the generality of the foregoing, with respect to any Product being tested or Manufactured by the Company and its Subsidiaries, as of the Effective Date, neither the Company nor any Subsidiary has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is currently conducting an investigation or review of (i) the Company and its Subsidiaries’ (or any third party contractors therefor) manufacturing facilities and processes for Manufacturing such Product or the marketing and sales of such Product, in each case which have identified any material deficiencies or violations of Applicable Laws or the permits related to the Manufacture, marketing and/or sales of such Product that could reasonably be expected to result in a Material Adverse Effect, or (ii) any such Regulatory Approval that could be reasonably expected to result in a revocation or withdrawal of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the development, testing, manufacturing, marketing or sales of such Product by the Company and its Subsidiaries should cease or that such Product should be withdrawn from the marketplace.  To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has experienced any significant failures in the manufacturing of any Product for commercial sale that has had or could reasonably be expected to have, if such failure occurred again, a Material Adverse Effect.

(h)Neither the Company, its Affiliates nor their respective officers, nor, to the Knowledge of the Company their employees or agents, has been convicted of any crime or engaged in any conduct for which (i) debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b); or (ii) exclusion is required pursuant to 42 U.S.C. § 1320a-7b and related regulations, nor is any such debarment or exclusion threatened or pending.

(i)Neither the Company nor any Subsidiary has received (x) from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of laws and regulations enforced by the FDA, or (y) any written notice from any Governmental Authority alleging violations of any requirements pertaining to CLIA, in each case including any comparable written correspondence from any other Governmental Authority with regard to any Product or the Manufacture, processing, packaging, Development, Commercialization, or holding thereof, the subject of which communication is unresolved and if determined adversely to the Company or such Subsidiary could reasonably be expected to have a Material Adverse Effect.

(j)There have been no Safety Notices, (i) to the Knowledge of the Company, there are no unresolved material product complaints with respect to the Products which could reasonably be expected to have a Material Adverse Effect, and (ii) to the Knowledge of the Company, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to the Products, (B) a material change in the labeling of any of the Products or (C) a termination or suspension of marketing of any Product.

(k)The Company and its Affiliates are in material compliance with all applicable federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including, to the extent applicable, the Health Insurance

Portability and Accountability Act (HIPAA), and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.

(l)All of the Products that exist as of the Effective Date are listed on Schedule 3.12(l) to the Disclosure Letter.

(m)The Company and its Affiliates are in material compliance with (i) all applicable federal, state, and local laws pertaining to health care fraud and abuse, including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal sunshine and open payments law (42 U.S.C. § 1320a-7h), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and all rules and regulations promulgated under any of the foregoing; (ii) applicable laws governing health care programs of any Governmental Authority and drug price reporting requirements; and (iii) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act) and all rules and regulations promulgated thereunder.

(n)The Company has made available to the Purchasers all Regulatory Approvals and all material correspondence with Governmental Authorities (including the FDA), as requested by Purchasers, with respect to such Regulatory Approvals and the potential requirement for additional Regulatory Approvals, with respect to the Products and all requested documents related to the Products in each case in the possession and control of the Company or its Subsidiaries.

Section 3.13.Material Contracts.

Schedule 3.13 to the Disclosure Letter sets forth a true and complete list of all Material Contracts, including any amendments or modifications thereto. The Company has made available to Purchasers correct and complete copies of all Material Contracts. Neither the Company nor its Subsidiaries is in breach of any Material Contract or in default under any Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. There is no event or circumstance that with notice or lapse of time, or both, would reasonably be expected to (a) constitute a material breach or default by the Company and/or its Subsidiaries or, to the Knowledge of the Company, any other party under any Material Contract, (b) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (c) give any Person the right to accelerate the maturity or performance of any Material Contract or (d) give any Person the right to cancel, terminate or materially modify any Material Contract (excluding any termination for convenience right expressly set forth in such Material Contract). To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract (excluding any termination for convenience right expressly set forth in such Material Contract). Schedule 3.13 to the Disclosure Letter identifies each Material Contract that contains an express termination for convenience right.  Neither the Company nor its Affiliates has received any written notice or, to the Knowledge of the Company, any threat (in writing) of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract which breach or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All Material Contracts are valid and binding on the Company and its Affiliates and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.

Section 3.14.Place of Business.

The Company’s principal place of business, chief executive office and each office where each of the Company and its Subsidiaries keeps its records regarding the Collateral are, as of the Effective Date, each set forth on Schedule 3.14 to the Disclosure Letter. None of the Company (or any predecessor by merger or otherwise) and its Subsidiaries has, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

Section 3.15.Customers and Suppliers.

There exists no actual or, to the Knowledge of the Company, threatened (in writing) termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Obligor, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Obligor, on the one hand, and any supplier or any group thereof, on the other hand, in either case, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16.Digital Biotechnologies.  Digital Biotechnologies, Inc. does not own any Core Asset (without giving effect to the last sentence of the definition of “Core Asset”).

Section 3.17.Perfection; Subordination.

The Transaction Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Transaction Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions). The claims and rights of the Purchaser Agent and the Purchasers created by any Transaction Document are not, and shall not be, subordinated to any creditor of any Obligor or any other Person. The Liens created pursuant to the Transaction Documents will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Lien other than as permitted by this Agreement (it being understood that Permitted Liens may have a superior priority under applicable law to Purchaser Agent’s and each Purchaser’s Liens under the Transaction Documents).

Section 3.18.Insurance.

There are in full force and effect insurance policies maintained by reputable insurance companies in accordance with standards customary for companies of a comparable condition and size similarly situated in the same industry as the Company, with coverage of the Company and each of its Subsidiaries in amounts customary for companies of comparable size and condition similarly situated in the same industry as, including product liability insurance, directors and officers insurance and insurance against litigation liability, subject only to such exclusions and deductible items as are usual and customary in insurance policies of such type.

Section 3.19.Tax.

Each of the Company and its Subsidiaries has timely filed all income and other material Tax Returns and has paid when due all Taxes shown to be due thereon. There are no Liens in respect of Taxes applicable to the Company or any of its Subsidiaries except Permitted Liens. There is no tax assessment proposed in writing against the Company and its Subsidiaries for a material amount of Taxes that is not being actively contested in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as are required in conformity with GAAP have been made or provided therefor.

Section 3.20.Disclosures.

All written information heretofore furnished to the Purchaser Agent or any Purchaser by or on behalf of the Company for purposes of or in connection with any Transaction Document or any transaction contemplated hereby, after giving effect to all supplements thereto made prior to the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date or Third Purchaser Payment Date, as applicable, is or will be, taken as a whole, true, correct and complete in all material respects and the Company has not omitted to state a material fact necessary in order to make such information, taken as a whole, not misleading in light of the circumstances under which they were furnished; provided that (i) projections, estimates and other forward looking information are based on estimates believed by management to be reasonable on the date as of which such information is stated or certified and that such projections, estimates and other forward looking statements are subject to contingencies and do not constitute a representation or warrant that such projections, estimates, or other forward looking statements will be realized or attained, (ii) uncertainty is inherent in any such projections, estimates or other forward looking statements, and (iii) projections as to future events or conditions are not to be viewed as facts.

Section 3.21.Investment Company Act.

Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.22.OFAC; Anti-Terrorism Laws.

(a)None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any Affiliate of the Company is a Person that is, or is owned or controlled by persons that are (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

(b)Each of the Company, its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and agents are in compliance with all applicable Sanctions and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to endure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption law.

Section 3.23.Broker’s Fees.

The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement.

Section 3.24.Data Privacy and Information Security.

(a)The Company and its Subsidiaries maintain industry appropriate data security policies, processes, and controls and an industry appropriate privacy program, all of which comply with the requirements of Applicable Law in all material respects.  None of the Company’s or any Subsidiary’s privacy statements or disclosures have been in the past five (5) years or are misleading or deceptive in any material respect, and the contemplated transactions to be consummated hereunder as of the Effective Date or on the First Purchaser Payment Date, the Second Purchaser Payment Date or the Third Purchaser Payment Date will not violate any privacy statements of the Company, other consumer-facing disclosures of the Company or, to the Knowledge of the Company any Applicable Laws, in each case in any material respect.  There is not currently pending and there has not been in the past five (5) years any action, proceeding, suit or claim against the Company or its Subsidiaries with respect to privacy or data security, and, to the Knowledge of the Company, none of the Company or any Subsidiary nor any Product Assets have experienced in the past five (5) years any material security breach in which an unauthorized party accessed or acquired Personal Data, IT Assets or Confidential Information.

(b)The Company and its Subsidiaries have contractually obligated all material Data Processors that process Personal Data on behalf of the Company or any of its Subsidiaries to commercially reasonable contractual terms relating to the protection and use of Personal Data and IT Assets, including without limitation obligations to comply with applicable Privacy Laws.  The Company and its Subsidiaries have taken reasonable measures to ensure that all Data Processors have complied with their contractual obligations.

(c)The IT Assets are sufficient and operate and perform as is necessary to conduct the business of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted by the Company and the Subsidiaries.  To the Knowledge of the Company, neither the IT Assets nor any Core Assets contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or software routines or components that are designed or intended to delete, destroy, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any data, files, software, system, network, or other device.  The Company and its Subsidiaries have established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards (given the nature and size of the business of the Company and its Subsidiaries), and sufficient to reasonably maintain the operation of the business of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted by the Company and the Subsidiaries.

(d)The Company and its Subsidiaries have implemented and maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the industry in which the Company operates and with the nature and size of the business of the Company and its Subsidiaries to protect the operation, confidentiality, integrity, and security of all Confidential Information, Personal Data and IT Assets (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use.

(e)The Company and its Subsidiaries have taken or caused to be taken all commercially reasonable precautions consistent with the nature and size of the business of the Company and its Subsidiaries to ensure that all IT Assets (i) are free from any defect, bug, virus or programming, design or documentation error or corruption or other material defect, and (ii) are fully functional and operate and run in a commercially reasonable and efficient business manner.  None of the IT Assets have malfunctioned or failed or have experienced any breakdowns or continued substandard performance in the past 24 months that has caused material disruption or material interruption in the Company’s or any Subsidiary’s use thereof or to the business of the Company and the Subsidiaries.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser and the Purchaser Agent represent and warrant to the Company, as of the Effective Date, the First Purchaser Payment Date, the Second Purchaser Payment Date and the Third Purchaser Payment Date, as applicable, the following:

Section 4.01.Organization.

Such Purchaser is a duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational power and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.  Such Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the failure to do so would be reasonably expected to have a material adverse effect on such Purchaser’s performance of its obligations hereunder.

Section 4.02.Authorization.

Such Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by such Purchaser and each Transaction Document constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03.Broker’s Fees.

Such Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04.Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document to which such Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which such Purchaser or any of its assets or properties may be subject or bound; or (ii) any material contract, agreement, commitment or instrument to which such Purchaser is a party or by which such Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of such Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), as would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform any of its obligations under the Transaction Documents.

Section 4.05.Litigation.

There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether administrative, judicial or otherwise) pending or, to the knowledge of such Purchaser, threatened against such Purchaser or (b) any governmental inquiry pending or, to the knowledge of such Purchaser, threatened against such Purchaser, which in each case with respect to clauses (a) and (b) above, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform any of its obligations under the Transaction Documents.

Section 4.06.Financing.

Such Purchaser has sufficient cash on hand to pay its Pro Rata Portion of the Purchaser Payments. Such Purchaser acknowledges that its obligations under the Transaction Documents are not contingent on obtaining financing.

Section 4.07.Access to Information.

Such Purchaser acknowledges that it has had the opportunity to review documents and information relating to the assets and business of the Company and its Subsidiaries provided to it, to review the Company’s public filings with the Securities and Exchange Commission, to request documents and ask such questions of, and to receive answers from, representatives of the Company concerning the assets of the Company and the Subsidiaries and the Company’s and the Subsidiaries’ business, in each case, as it deemed necessary to make an informed decision to enter into this Agreement and the Transaction Documents.  Such Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transactions contemplated by this Agreement and the Transaction Documents.

Section 4.08.Investment.

Such Purchaser is making this acquisition “solely for the purpose of investment,” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (including but not limited to 16 C.F.R. § 801.1(i)(1)); in particular, such Purchaser (including all of its subsidiaries and Affiliates) has no intention of participating in the formulation, determination, or direction of the basic business decisions of the Company and the Subsidiaries.

Article V.

COVENANTS

From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:

Section 5.01.Notices; Access; Information.

(a)Notices. The Company shall provide the written notice to the Purchaser Agent and the Purchasers of the following events:

(i)Promptly (and in any event within five (5) Business Days) upon Knowledge of the Company thereof, the occurrence of any Put Option Event, any Catch Up Payment Event, and any breach or default by the Company or any Subsidiary of any covenant, agreement or other provisions of this Agreement or any other Transaction Document.

(ii)Promptly (and in any event within five (5) Business Days) upon the Knowledge of the Company thereof, the occurrence of any Material Adverse Effect or any event which would reasonably be expected to have a Material Adverse Effect;

(iii)Together with the quarterly financial statements delivered pursuant to Section 5.02(a)(i) to the extent such information is required to be reported to the SEC, (A) notice of entry into any new Material Contract or amendment to any Material Contract and including a copy of such Material Contract or amendment to Material Contract and, unless the Company has already publicly disclosed such information, setting forth the material terms of such Material Contract or amendment with a description of its likely impact on the Company and its Subsidiaries’ business or financial condition or (B) notice of any default or event of default under, or any termination (other than expiration in accordance with its terms) of, any Material Contract, in each case either (x) occurring during the relevant fiscal quarter for which financial statements are being delivered to the extent such information is required to be reported to the SEC or (y) occurring during the relevant bi-annual period to the extent such information is not required to be filed with the SEC;

(iv)Within five (5) Business Days upon Knowledge of the Company thereof to the extent required to be reported to the SEC or otherwise, on a bi-annual basis, any litigation or proceedings to which the Company or any Subsidiary is a party of the type and materiality described in Section 3.08 or any material adverse development in any litigation or proceeding described on Schedule 3.08 to the Disclosure Letter;

(v)On a bi-annual basis, any inspection by any Regulatory Agency of any facility owned or operated by the Company or its Subsidiaries. Company shall provide Purchaser with general updates of any material developments relating to any such inspection.

(vi)Within ten (10) Business Days of the Knowledge of the Company thereof to the extent required to be reported to the SEC and otherwise on a bi-annual basis, any actionable and material infringement by any Third Party of any Product Intellectual Property and any actionable and material infringement by any Product of any Third Party Intellectual Property;

(vii)Within ten (10) Business Days of the occurrence thereof to the extent required to be reported to the SEC and otherwise on a bi-annual basis, the Company’s receipt of any material Regulatory Approval of any Product;

(viii)Within ten (10) Business Days of the receipt to the extent required to be reported to the SEC and otherwise on a bi-annual basis, any material written communication from any Governmental Authority, including the FDA (excluding any comment letter from the SEC);

(ix)Not less than ten (10) Business Days prior thereto, any change in, or amendment or alteration of, any Obligor’s legal name, form of legal entity or jurisdiction of organization;

(x)To the extent permitted by Applicable Law, within ten (10) Business Days following receipt by the Company of any material written notice, claim or demand challenging the legality, validity, enforceability or ownership of any of the Product Intellectual Property or pursuant to which any Third Party commences or threatens (in writing) any action, suit or other proceeding against the Company and relating to the Product to the extent required to be reported to the SEC or otherwise, on a bi-annual basis, the Company shall (i) inform the Purchasers in writing of such receipt and (ii) furnish the Purchasers with a written summary describing in reasonable detail the contents thereof;

(xi)Not less than ten (10) Business Days prior thereto, the execution of the definitive agreement for, and the consummation of, any Permitted Acquisition with Acquisition Costs in excess of $10,000,000; and

(xii)Such other financial and other information as any Purchaser or the Purchaser Agent may, from time to time, reasonably request.

Notwithstanding anything to the contrary, the Company may provide to the Purchaser Agent and the Purchasers all notices and information required by Section 5.01(a) by publicly filing or furnishing such information to the SEC or otherwise making such information publicly available (e.g., a press release), in which event the Company shall be deemed to have satisfied its applicable notice obligations hereunder; provided that the Company shall also promptly notify the Purchaser Agent of any public filing containing (x) quarterly financial statements required Section 5.02(a)(i),

(y) annual financial statements required under Section 5.02(a)(ii) and (z) information regarding the occurrence of a Put Option Event, a Catch-Up Payment Event or a Material Breach.

Notwithstanding anything set forth above to the contrary, at any time following the Effective Date, any Purchaser may, by providing prompt written notice to the Company, instruct the Company that if any notice or report required to be furnished pursuant to this Section 5.01 or Section 5.02 contains material non-public information (any such notice, an “MNPI Notice”), the Company shall notify the Purchaser Agent (or such other person as specified by Purchaser Agent in writing in from time to time) that the Company desires to deliver to the Purchaser Agent and Purchasers an MNPI Notice (the Company may exclude any information it deems necessary to ensure compliance with applicable securities laws). Within five (5) Business Days of receipt of such notification, the Purchaser Agent or a Purchaser may either (i) refuse the delivery of such MNPI Notice, in which case Company’s obligations under Section 5.01 or Section 5.02, as applicable, with respect to such MNPI Notice shall be deemed satisfied as to the Purchaser Agent or such Purchaser, as applicable, or (ii) direct the delivery of such MNPI Notice to the Purchaser Agent pursuant to procedures acceptable to the Purchaser Agent (which may be designed to comply with the internal procedures of the Purchaser Agent regarding the use of material non-public information); provided that, Purchaser Agent shall be deemed to have elected option (i) if option (ii) is not elected within such five (5) Business Day period.  If the Purchaser Agent elects option (ii) above, the Company shall promptly deliver to the Purchaser Agent or such Purchaser the information subject to such MNPI Notice. The Company shall not have any liability under this Agreement or any other Transaction Document as a result of the possession or use by Purchaser or Purchaser Agent of material non-public information delivered to it in compliance with this Agreement.

(b)Maintenance of Books and Records. The Company shall keep and maintain, and cause its Affiliates to keep and maintain, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to the Revenue Interests. Such records shall be kept and maintained for a minimum of seven (7) years from the end of the calendar year to which they pertain.

(c)Inspection Rights. The Purchaser Agent shall have the right, not more than once a year to designate a Third Party independent public accounting firm (the “Purchaser Agent Representative”) to visit the Company’s and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Revenue Base or the Revenue Interests and the Collateral for purposes of conducting an audit of such books and records, and to inspect and audit such books and records, during normal business hours, and, upon ten (10) Business Days’ prior written notice given by the Purchaser Agent to the Company, the Company will provide such Purchaser Agent Representative reasonable access to such books and records, and shall permit the Purchaser Agent Representative to discuss the matters relating or pertaining to the Revenue Interests and any Collateral with officers of the Company; provided that (i) the Purchaser Agent may not exercise this right more than one time during any year, (ii) the same period may not be audited more than once, and (iii) any audit conducted pursuant to this Agreement shall be at the Purchaser’s expense, except, in the event the audit reveals a shortfall in any Revenue Interest Payment in excess of five percent (5%) and the Company agrees with the underlying calculations evidencing such shortfall, the Company shall bear the reasonable expenses of the audit.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Material Breach, the Purchaser Agent shall have the right, as often, at such times and with ten (10) Business Days’ prior written notice, as the Purchaser Agent shall determine, in its reasonable discretion, to have the Purchaser Agent Representative review the relevant documents and records of the Company and its Subsidiaries. The Company shall consider in good faith any reasonable request by the Purchaser Agent that the Company conduct an audit of a Licensee (to the extent such audit is permitted under the applicable agreement with such Licensee).  In the event that the Company conducts such audit, the Company shall, to the extent permitted by the applicable agreement with such Licensee, provide a general summary regarding the results of such audit.  The Purchaser Agent acknowledges and agrees that any such report shall be treated as Confidential Information of the Company.

(d)Purchaser Meetings. During the Revenue Interest Period, the Purchasers shall be entitled to a quarterly update call or meeting (in person, via teleconference or videoconference or at a location mutually agreed upon by the Purchaser Agent and the Company) to discuss the reports delivered by the Company pursuant to Section 5.02(a), the progress of sales and product development and marketing efforts made by the Company and such other matters that the Purchasers reasonably request.  Notwithstanding the foregoing, after the occurrence and during the continuance of a Put Option Event or a Material Breach, the Required Purchasers shall have the right, as often, at such times and with five (5) Business Days prior written notice, as the Required Purchasers shall determine, in their reasonable discretion, to have such update meetings or inspect any records and operations of the Company and its Affiliates.

Section 5.02.Reports.

(a)Periodic Reports. The Company shall deliver or make available (including via publicly available SEC filings) to the Purchaser Agent the following financial statements:

(i)no later than forty-five (45) days after the last day of each fiscal quarter, (A) a Company-prepared unaudited balance sheet as of such quarter end and the related consolidated statements of operations, comprehensive income or loss, shareholders’ equity and cash flows for the three (3) month period then ended certified by the chief financial officer of the Company, and (B) a statement of the Revenue Base for the period ending on the last day of such fiscal quarter and the calculation of the amount of Revenue Interest Payment due with respect to such fiscal quarter;

(ii)no later than ninety (90) days after the last day of each fiscal year, audited consolidated balance sheets of the Company as of such year end and the related consolidated statements of operations, comprehensive income or loss, shareholders’ equity and cash flows for the year then ended, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or other independent certified public accounting firm acceptable to the Purchaser Agent in its reasonable discretion (it being understood that any firm of recognized national standing is acceptable);

(iii)as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Company, beginning with the fiscal year commencing January 1, 2023, an annual business plan and budget of the Company and its Subsidiaries for the then current fiscal year;

(iv)promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement; and

(v)promptly, and in any event, within ten (10) Business Days after receipt thereof by the Company or any Subsidiary thereof, (A) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material inquiry or investigation of the Company or any Obligor by such agency regarding financial or other operational results of the Company or any Obligor and (B) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body.

(b)Updates. Concurrently with the delivery of financial statements pursuant to Section 5.02(a) above, the Company shall produce and deliver to the Purchaser Agent:

(i)the insurance binder or other evidence of insurance for any insurance coverage of the Company or any Subsidiary that was renewed, replaced or modified during the fiscal quarter covered by such financial statements; and

(ii)an Intellectual Property Update.

Section 5.03.Compliance with Law; Existence and Maintenance of Properties; Material Contracts; Payment of Obligations.

(a)The Company shall, and shall cause its Subsidiaries to, (i) comply with all material federal, state, local and foreign laws, regulations and orders applicable to the Company or any Subsidiary or any of their respective assets, including all Environmental Laws, (ii) obtain and maintain any and all material licenses, permits, franchises, governmental authorizations, Intellectual Property or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by Applicable Law and (iii) maintain each material Regulatory Approval necessary for the Development, Manufacture, and/or Commercialization of the Products, except in the case of (i) or (ii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)The Company shall, and shall cause its Subsidiaries to, maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect); provided that this Section 5.03(b) shall not restrict (i) mergers among Obligors (provided if the Company is party to such a merger it shall be the surviving Person), (ii) mergers among non-Obligor Subsidiaries, (iii) mergers of non-Obligors into Obligors (provided if an Obligor is party to such a merger it shall be the surviving Person) and (iv) Transfers permitted by Section 5.10(a)(vi).

(c)Each of the Company and its Subsidiaries shall pay and discharge (i) prior to the date on which penalties attach thereto, all federal and state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or its Subsidiaries, (ii) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (iii) prior to the date on which such Indebtedness shall become delinquent or in default, all Material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 5.04.Confidentiality; Public Announcement.

(a)The terms and conditions set forth in Sections 1, 2, 3 and 4, and the first sentence of Section 5 of the Existing CDA are hereby incorporated by reference; provided, however, that (i) references therein to “OrbiMed” shall be deemed to refer to the Purchaser Agent and any Purchaser under this Agreement, (ii) references therein to the “Permitted Purpose” shall be deemed to refer to any use of the Confidential Information as is reasonably necessary to perform any party’s obligations or exercise such party’s rights under this Agreement or any Transaction Document, and (iii) the Purchasers and the Purchaser Agent shall also be permitted to disclose any Confidential Information to potential and actual assignees of any of the Purchaser Agent’s or Purchaser’s rights hereunder and potential and actual investors in, or lenders to, such Purchaser Agent or Purchaser (including in the foregoing cases, such Person’s employees, advisors or consultants), so long as each such Person referred to in this clause (iii) shall be subject to obligations of confidentiality and non-use no less stringent than those contained in this Agreement and the Existing CDA. Each party shall treat any and all Confidential Information (as defined in the Existing CDA) that it receives from the other party in connection with this Agreement in accordance with the terms of the Existing CDA as incorporated pursuant to this Section 5.04(a). The terms of this Section 5.04(a), including the provisions of the Existing CDA incorporated herein, shall continue through the Term and for a period of three (3) years thereafter.

(b)Except as required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority (which such disclosure shall be governed by the terms of the Existing CDA), or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and the Purchaser Agent shall jointly prepare a press release for dissemination promptly following the Effective Date.

(c)The rights to review, consult with or consent, as applicable and as set forth in Section 5.04(b), with respect to any disclosures shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material changes in the disclosure since the date of the previous disclosure.

Section 5.05.Security Interest.

During the Revenue Interest Period, and at all times until the Obligations are paid and performed in full (other than contingent indemnity obligations for which no claim has been made),

each Obligor shall grant in favor of the Purchaser Agent, for the benefit of the Purchasers, a valid, continuing, first perfected lien on and security interest in the Collateral described in the Guaranty and Security Agreement.

Section 5.06.Further Assurances; Creation/Acquisition of Subsidiaries; Additional Collateral; Control Agreements.

(a)Without limiting the obligations of the Company in the Guaranty and Security Agreement or in the other Transaction Documents, the Company hereby agrees to take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries (other than Digital Biotechnologies, Inc. or any Excluded Foreign Subsidiary) to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Purchaser Agent may reasonably request from time to time in order (i) establish and maintain the validity and effectiveness of any of the Transaction Documents and carry out the purposes of this Agreement and the Transaction Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Obligor and its Subsidiaries (other than Excluded Foreign Subsidiaries so long as such Subsidiaries remain Excluded Foreign Subsidiaries) intended to be Collateral hereunder free and clear of Liens (other than Permitted Liens) and to assign the Revenue Interests to the Purchasers, (iii) to establish and maintain validity, perfection and priority of the Liens intended to be created thereby (including, without limitation, making all filings and registrations) and the assignment of the Revenue Interests to the Purchasers under the Guaranty and Security Agreement, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Purchaser the rights granted to it under this Agreement or any other Transaction Document. In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, the Company authorizes the Purchaser Agent to file the UCC Financing Statements in the appropriate filing offices and any continuation statement or amendment with respect thereto without the signature of such Obligor.

(b)The Company and the Purchasers shall cooperate and provide assistance as reasonably requested by the other party hereto (except as otherwise set forth herein), at the expense of such other party hereto in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated herein or therein or the Revenue Interests but in all cases excluding any litigation brought by the Company or its Affiliates against the Purchaser or brought by the Purchaser (for itself or on behalf of any Indemnified Party) against the Company.

(c)In the event the Company or any of its Subsidiaries creates or acquires any Subsidiary (other than an Excluded Foreign Subsidiary), the Company shall provide written notice to the Purchaser Agent of the creation or acquisition of such new Subsidiary within ten (10) Business Days after such creation or acquisition occurs, and, if such Subsidiary holds or will hold any Collateral, promptly (and in any event no later than earlier of any Transfer of such assets to such Subsidiary and thirty (30) days after the creation or acquisition thereof), take all such action as may be reasonably required by the Purchaser Agent or any Purchaser to cause such Subsidiary to become a Subsidiary Guarantor hereunder if required under the Transaction Documents, including without limitation by executing and delivering the Guaranty and Security Agreement (or a joinder thereto) and delivering such proof of corporate action, incumbency of officers, opinions of counsel and other documents as reasonably requested by the Purchaser Agent.

(d)With respect to any Collateral acquired after the Effective Date by any Obligor that is not already subject to the Lien created by any of the Transaction Documents or specifically excluded from the requirement to be subject to such Lien in the Transaction Documents, the Company shall promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Purchaser Agent such amendments or supplements to the relevant Transaction Documents or such other documents as the Purchaser Agent shall deem reasonably necessary to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary or reasonably advisable to cause such Lien to be duly perfected in accordance with all applicable requirements of Applicable Law, including the filing of UCC Financing Statements in such jurisdictions as may be reasonably requested by the Purchaser Agent. The Company shall, and shall cause each other Obligor to, otherwise take such actions and execute and/or deliver to the Purchaser Agent such documents as the Purchaser Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Guaranty and Security Agreement on such after-acquired properties.

(e)The Company shall not, and shall not permit any other Obligor to, maintain or establish any bank accounts other than the bank accounts set forth on Schedule 5.06(d) to the Disclosure Letter (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Obligors on the Effective Date), unless (i) Purchaser Agent is provided at least ten (10) Business Days’ prior written notice and (ii) Purchaser Agent, such Obligor and the bank or other financial institution at which the account is to be opened or maintained enter into a Control Agreement regarding such bank account within sixty (60) days following the opening of such new bank account; provided that the foregoing requirement to deliver a Control Agreement shall not apply to any Excluded Account, whether now existing or opened hereafter; provided, further, that in the event that any Excluded Account ceases to be an Excluded Account it shall be subject to the requirement to deliver a Control Agreement as if such account was opened on the day it ceased to be an Excluded Account.

Section 5.07.Put Option; Call Option; Catch Up Payment.

(a)Put Option. Upon the occurrence of a Put Option Event, the Required Purchasers shall have the right, but not the obligation (the “Put Option”), to require the Company to repurchase from all of the Purchasers all, but not less than all, of the Revenue Interests at the Put/Call Price.  For clarity, the Required Purchasers’ exercise of the Put Option shall be binding upon all of the Purchasers. In addition, upon the occurrence of a Put Option Event, the Purchaser Agent may, and at the direction of the Required Purchasers shall, terminate the Purchaser Commitments. In the event that the Required Purchasers elect to exercise the Put Option, the Required Purchasers shall, or shall direct the Purchaser Agent to, deliver written notice to the Company specifying the closing date which date shall be no earlier than sixty (60) days after the Company’s receipt of notice (the “Put Option Closing Date”). On the Put Option Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers.

Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event, each Purchaser shall be deemed to have automatically and simultaneously elected to terminate the Purchaser Commitments and have the Company repurchase from such Purchaser the Revenue Interests for the Put/Call Price in cash and the Purchaser Commitments shall immediately terminate and the Put/Call Price shall be immediately due and payable without any further action or notice by any party. For the avoidance of doubt, the Required Purchasers’ election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Required Purchasers from exercising the Put Option with respect to a continuing or subsequent Put Option Event.

(b)Call Option. At any time after the First Purchaser Payment Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon up to ninety (90) days’ written notice to the Purchasers, to repurchase, all, but not less than all, of the Revenue Interests from the Purchasers at a repurchase price equal to the Put/Call Price; provided that such written notice delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, or the occurrence of some other financing or acquisition, in which case such notice may be revoked by the Company (by notice to the Purchaser Agent prior to the specified effective date of the Call Option) if such condition is not satisfied. In order to exercise the Call Option, the Company shall deliver written notice to the Purchaser Agent and Purchasers of its election to so repurchase the Revenue Interests not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”). Upon delivery of such notice all Purchaser Commitments shall terminate and on the Call Closing Date, the Company shall repurchase from the Purchasers the Revenue Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchasers.

(c)Catch Up Payment.  Upon the occurrence of a Catch Up Payment Event, the Required Purchasers shall have the right, but not the obligation (the “Catch Up Payment Option”), to require the Company to make the Catch Up Payment to the Purchaser Agent, for the account of the Purchasers.  For clarity, the Required Purchasers’ exercise of the Catch Up Payment Option shall be binding upon all of the Purchasers. In the event that the Required Purchasers elect to exercise the Catch Up Payment Option, the Required Purchasers shall, or shall direct the Purchaser Agent to, deliver written notice to the Company specifying the closing date which date shall be no earlier than sixty (60) days after the Company’s receipt of such notice (the “Catch Up Payment Date”).  On the Catch Up Payment Date, the Company shall make the Catch Up Payment to the Purchaser Agent, for the account of the Purchasers, in cash, by wire transfer of immediately available funds to the account designated by the Purchaser Agent. For the avoidance of doubt, the Required Purchasers’ election not to exercise the Catch Up Payment Option with respect to a given Catch Up Payment Event will not preclude the Required Purchasers from exercising the Catch Up Payment Option with respect to a continuing or subsequent Catch Up Payment Event.  The rights of the Purchasers under this Section 5.07(c) are in addition to any rights or remedies of the Purchasers hereunder, including under Section 8.04.

(d)Purchaser Remedies. Upon (x) the exercise of the Put Option, unless payment of the Put/Call Price has been made when due or (y) the exercise of the Catch Up Payment Option, unless payment of the Catch Up Payment has been made when due, in each case the Purchaser Agent and the Purchasers may exercise all rights and remedies available to the Purchaser Agent and the Purchasers as a creditor hereunder and under the other Transaction Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the Liens created thereby. For the avoidance of doubt the Put/Call Price shall be due and payable (in the case of an exercise of the Put Option or Call Option, as set forth in this Section 5.07) at any time the Put Option or the Call Option is exercised or the Obligations are otherwise accelerated for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation or law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Revenue Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of their bargained-for Put/Call Price). The Company and the Purchasers acknowledge and agree that none of the Put/Call Price shall constitute unmatured interest, whether under Section 502(b)(2) of the United States Bankruptcy Code, but instead shall constitute the liquidated damages sustained by the Purchasers as a result of the acceleration or prepayment of the Obligations and is reasonably calculated under the circumstances currently existing to ensure that the Purchasers receive the benefit of their bargain under the terms of this Agreement. The Company acknowledges and agrees that the Purchasers shall be entitled to recover the full amount of the Put/Call Price in each and every circumstance such amount is due pursuant to or in connection with this Agreement, so that the Purchasers shall receive the benefit of their bargain hereunder and otherwise receive full recovery as agreed under every possible circumstance, and, to the fullest extent permitted by maximum law, the Company hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. The Company further acknowledges and agrees, and, to the fullest extent permitted by maximum law, waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. The Company expressly agrees that (i) payment of any Put/Call Price and any Catch Up Payment is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) payment of any Put/Call Price and any Catch Up Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Company giving specific consideration in this transaction for such agreement to pay the Put/Call Price and any Catch Up Payment, (iv) the Company shall be estopped hereafter from claiming differently than as agreed to in this Section 5.07, (v) the Company’s agreement to pay any Put/Call Price and any Catch Up Payment is a material inducement to the Purchasers to fund the Purchase Payments, and (vi) the Put/Call Price represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such event.  Any damages that the Purchasers may suffer or incur resulting from or arising in connection with any breach hereof or thereof by the Company shall constitute secured Obligations owing to the Purchasers.

(e)Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by this Agreement or Applicable Law.

(f)Obligations of Purchaser Agent. In connection with the consummation of a repurchase of the Revenue Interests pursuant to the Put Option or the Call Option, the Purchaser

Agent agrees that it will, at the cost and expense of the Company, concurrently with receipt by each Purchaser of payment in full of its Pro Rata Portion of the Put/Call Price (i) execute and deliver to the Company such UCC termination statements and other documents as may be necessary to release the Purchaser Agent’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary to give effect to such repurchase.

Section 5.08.Intellectual Property; Regulatory Approvals.

(a)The Company shall, at its sole expense, either directly or by causing any Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement) to do so, use commercially reasonable efforts (including taking legal action to specifically enforce the applicable terms of any License) to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently maintain the Material Patents.  The Company shall use commercially reasonable efforts to diligently prosecute all patent applications corresponding to the Material Patents with the intent to protect the Products, where the Company has the right to control such prosecution and subject to the Company’s disclaimer and abandonment right pursuant to the last sentence of this Section 5.08(a).  The Company shall use commercially reasonable efforts to diligently defend or assert all Product Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability (including, without limitation, by bringing any legal action for infringement or defending any claim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-enforceability), except where the Company does not have the right, contractually or otherwise, to take such actions or where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The Company shall not disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Material Patents, except in the ordinary course of business or where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)The Company shall directly, or through a Subsidiary or Licensee (subject to all restrictions and limitations contained in any applicable license agreement), take all actions and prepare, execute, deliver and file all agreements, documents or instruments to secure and maintain, all required Regulatory Approvals held or proposed to be held by the Company or a Subsidiary, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any of its Subsidiaries shall enter into any License (other than agreements described in the definition of Permitted Licenses).

Section 5.09.Use of Proceeds.

The Company shall (i) use the proceeds of the First Payment and the Second Payment for general corporate and working capital purposes and to pay fees and expenses in connection with this Agreement and (ii) use the proceeds of the Third Payment for Permitted Acquisitions completed after the Effective Date and fees and expenses in connection with such Permitted Acquisitions.

Section 5.10.Protective Covenants.

(a)Neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Purchaser Agent:

(i)create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness;

(ii)create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company and its Subsidiaries, or agree to do or suffer to exist any of the foregoing, except for Permitted Liens;

(iii)declare or make, directly or indirectly, any Restricted Payment, except that:

(A)each Subsidiary may make Restricted Payments to any Obligor;

(B)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(C)the Company may make Restricted Payments to current or former employees, officers or directors in connection with employee stock plans, employee stock option agreements, performance stock unit award agreements, retention stock unit award agreements and non-incentive stock-option agreements (including with respect to any withholding of a portion of such Qualified Equity Interests in connection therewith to cover withholding tax obligations in respect of such issuance); and

(D)the Company and any Subsidiary may make other Restricted Payments in an amount not to exceed $5,000,000 in any fiscal year;

(iv)[Reserved];

(v)amend, modify or change its Organization Documents in a manner materially adverse to the rights or remedies of the Purchaser Agent or the Purchasers under the Transaction Documents;

(vi)Transfer any Collateral, other than:

(A)the use of cash and cash equivalents, the disposition of inventory and the disposition of obsolete, worn-out or surplus equipment, in each case in the ordinary course of business;

(B)the incurrence of Permitted Liens;

(C)the entry into Permitted Licenses;

(D)a Transfer to the Company or any other Obligor;

(E)leases or subleases of real property in the ordinary course of business;

(F)the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(G)the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of immaterial Intellectual Property (or rights relating thereto) that the Company reasonably determines in good faith, and, in respect of immaterial Intellectual Property related to any Core Asset, after reasonable consultation with the Purchaser Agent only where the Company reasonably determines that such abandonment, cancellation, non-renewal or discontinuance of use or maintenance would not reasonably be expected to have a Material Adverse Effect, is desirable in the conduct of its business; or

(H)Transfers of Non-Core Assets.

(vii)change its fiscal year end (other than, in the case of any Subsidiary, to conform to the Company’s fiscal year end);

(viii)make any Investment in Digital Biotechnologies, Inc. after the Effective Date in an amount exceeding $20,000,000 in the aggregate at any time, unless Digital Biotechnologies, Inc. becomes a Subsidiary Guarantor and its assets become part of the Collateral.

(b)The Company shall not take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, Transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Company under the Transaction Documents.

Section 5.11.Insurance; Landlord Waivers; Control Agreements.

(a)The Company shall maintain the current insurance policies with its current insurance companies or comparable policies with comparable insurance companies consistent with industry standards. The Company will furnish to the Purchaser Agent certificates evidencing all such insurance policies required to be maintained pursuant to this Section and, subject to clause (b) below, endorsements naming the Purchaser Agent, for the benefit of itself and the Purchasers, as lender loss payee (in the case of property/casualty insurance and business interruption insurance) and additional insured (in the case of liability insurance), as applicable, and providing that no cancellation or modification as to the scope of coverage of the policies will be made without providing at least 30 days prior written thereof to the Purchaser Agent.

(b)Within ninety (90) days following the Effective Date (or such later date as may be reasonably agreed to by the Purchaser Agent), the Company shall furnish to the Purchaser Agent the insurance endorsements required under Section 5.11(a).

(c)Within ninety (90) days following the Effective Date (or such later date as may be reasonably agreed to by the Purchaser Agent), the Company shall use reasonable best efforts to provide to the Purchaser Agent a landlord waiver and collateral access agreement with regard to each of the Company’s locations set forth in the Perfection Certificate.

(d)Within ninety (90) days following the Effective Date (or such later date as may be reasonably agreed to by the Purchaser Agent), the Company shall use reasonable best efforts to provide to the Purchaser Agent Control Agreements, duly executed by the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Obligor maintaining such account, in respect of each of the deposit accounts and securities accounts of the Company and the Subsidiary Guarantors (other than Excluded Accounts).

Section 5.12.Taxes.

(a)Tax Returns.  The Company shall timely file (taking into account all extensions of due dates) all income and all other material Tax Returns required to be filed by it and will pay all Taxes shown as due thereon.

(b)Intended Tax Treatment.  The Purchasers and the Company agree that (i) the transactions contemplated by this Agreement are intended to constitute and shall be treated by the parties as a debt instrument for U.S. federal and applicable state and local income tax purposes, and (ii) the yield on such debt instrument shall be determined assuming that the Revenue Interest Period will end when the Purchasers have received the Return Cap (and, as applicable, that the Put/Call Price will be determined pursuant to clause (d) of the definition thereof) (clauses (i) and (ii), the “Intended Tax Treatment”).  None of the Purchasers or the Company shall take any Tax position inconsistent with the foregoing unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.  UPON WRITTEN REQUEST BY A PURCHASER TO THE COMPANY’S CHIEF FINANCIAL OFFICER, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO SUCH PURCHASER THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE YIELD TO MATURITY OF SUCH DEBT INSTRUMENT, THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

(c)IRS Withholding Form.  On or prior to the Effective Date, each Purchaser (or, if Purchaser is a disregarded entity, its sole owner) shall deliver to the Company, a duly completed and valid IRS Form W-9 certifying that such Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, that is exempt from U.S. federal backup withholding (the “IRS Withholding Form”).

(d)Withholding.

(i)Provided that each Purchaser satisfies its obligation to deliver the IRS Withholding Form to the Company pursuant to paragraph (c) of this Section 5.12, the parties hereto acknowledge and agree that all amounts payable hereunder shall be paid without deduction or withholding for any U.S. federal income Taxes pursuant to any Applicable Law in effect on the Effective Date.  If any Purchaser does not deliver to the Company the IRS Withholding Form described in paragraph (c) of this Section 5.12, except as and to the extent set forth in Section 5.12(d)(ii), such Purchaser will indemnify and hold the Company harmless against any Taxes that are determined to have been required to be withheld pursuant to a determination within the meaning of Section 1313(a) of the Code, but that, in accordance with the Intended Tax Treatment, were not withheld in respect of any payment made pursuant to this Agreement.  Upon the occurrence of an event described in the last sentence of Section 5.12(d)(ii), if the Purchaser determines in good faith that a reasonable basis exists for contesting any such Taxes required to be withheld by the Company, the Company shall use commercially reasonable efforts to cooperate with such Purchaser in challenging such Tax at the Purchaser’s expense, if so requested by the Purchaser.

(ii)In the event of a Change in Law and in the absence of a Challenge Event, to the extent any amount of Tax is required to be withheld in respect of a payment made pursuant to this Agreement, including by a Purchaser to its Tax Affiliate (other than in respect of (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case imposed as a result of such Purchaser’s (or, if applicable, its Tax Affiliate’s) being organized under the laws of, having its principal office or lending office in, or otherwise having a present or former connection with (other than solely as a result of the transactions contemplated by this Agreement), the jurisdiction (or any political subdivision thereof) imposing such Tax, and (ii) withholding Taxes imposed under FATCA), the sum payable by the Company to such Purchaser shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), such Purchaser and, as applicable, its Tax Affiliate receive an amount equal to what they would have received had no such deduction or withholding been made.  For the avoidance of doubt, and notwithstanding anything to the contrary in the Agreement, (i) a challenge by a taxing authority to the Intended Tax Treatment based on the application of any Applicable Law in effect on the Effective Date to facts existing on the Effective Date, or (ii) a public pronouncement made or regulation promulgated by a taxing authority (or any other administrative decision or court decision) interpreting any Applicable Law in effect on the Effective Date as it would apply to facts existing on the Effective Date in a manner directly contrary to the Intended Tax Treatment (a determination within the meaning of Section 1313(a) of the Code with respect to an event described in clause (i), and an event described in clause (ii), each a “Challenge Event”), shall not be a Change in Law.

(iii)If any Purchaser (or, if applicable, its Tax Affiliate) determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which amounts payable to it have been increased pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Purchaser (or, if applicable, its Tax Affiliate) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Notwithstanding anything to the contrary in this Section 5.12(d)(iii), in no event will a Purchaser be required to pay any amount to the Company pursuant to this Section 5.12(d)(iii) the payment of which would place the Purchaser in a less favorable net after-Tax position than the Purchaser would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Purchaser to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

(iv)Notwithstanding anything to the contrary in this Agreement, if a Withholding Action is taken by a Purchaser (or its assignee or successor), the Company shall be required to pay additional amounts pursuant to this Section 5.12(d) only to the extent that the Company would have been required to pay such additional amounts pursuant to Section 5.12(d)(ii) (including with respect to a Tax Affiliate of such Person) if such Person had not taken such Withholding Action.  For purposes of this Section 5.12(d), “Withholding Action” means (i) a permitted assignment under this Agreement (in whole or in part) by a Purchaser to an Affiliate or Third Party that is tax resident in a country other than the United States; and (ii) a change of tax residency of a Purchaser to a country other than the United States.

(v)If any Purchaser is entitled to additional amounts pursuant to this Section 5.12, then such Purchaser shall use commercially reasonable efforts to assign its rights and obligations hereunder to another of its Affiliates or a Third Party, if, in the reasonable judgment of such Purchaser, such assignment (i) would eliminate or reduce amounts payable pursuant to this Section 5.12 in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be economically disadvantageous to such Purchaser.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such assignment.

Section 5.13.Digital Biotechnologies.  Digital Biotechnologies, Inc. does not, and will not, own any Core Asset (without giving effect to the last sentence of the definition of “Core Asset”).

Section 5.14. Additional Secured Indebtedness.

If the Company engages in negotiations with any Third Party in connection with incurring any Indebtedness pursuant to clause (q) of the definition of Permitted Indebtedness (“Additional Secured Indebtedness”), the Company shall give written notice to the Purchaser Agent, such notice setting out all material conditions and terms of such financing  (the “Original Terms”) as proposed by such Third Party (the “ROFN Notice”).  The Purchaser Agent shall have the right, within 10 calendar days after its receipt of the ROFN Notice, to propose its terms and conditions for advancing Additional Secured Indebtedness to the Company (the “ROFN Proposal”).  If the Purchaser Agent proposes equivalent or more favorable (in the aggregate) terms and conditions in its ROFN Proposal to the Company within 10 calendar days after receipt of the ROFN Notice, the Company will suspend negotiations with such Third Party for 45 additional calendar days after the ROFN Proposal to provide ample time for the Company and the Purchaser Agent to document the terms and conditions of the Additional Secured Indebtedness.  If (a) the Purchaser Agent fails to propose equivalent or more favorable (in the aggregate) terms and conditions within 10 calendar days after receipt of the ROFN Notice, or (b) the Purchaser Agent and the Company fail to enter into an agreement within 45 calendar days after receipt by the Company of a ROFN Proposal from the Purchaser Agent with equivalent or more favorable (in the aggregate) terms, the Company shall have the right to negotiate with and enter into any agreement for incurring Additional Secured Indebtedness on the Original Terms.

Section 5.15.Supplements to Disclosure Letter.

In connection with the Company’s delivery to the Purchaser Agent of an officer’s certificate certifying as to the conditions in Section 2.03(b)(vi)(A) and (B), the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Letter with respect to any matter arising on or prior to the date the Company delivers such officer’s certificate; provided that if the Company exercises such right to supplement or amend the Disclosure Letter (except for (i) supplements or amendments to Schedule 3.13 (Material Contracts) or (ii) any other supplement or amendment to the Disclosure Letter (except for any supplement or amendment related to Section 3.07, Section 3.16, Section 3.21, or Section 3.22) so long as the information or event underlying such other supplement or amendment does not relate to an event or circumstance which would reasonably be expected to give rise to a Material Adverse Effect), each Purchaser may, in its sole discretion, have the option not to make its Pro Rata Portion of the Second Payment or Third Payment, as applicable. Any such update to the Disclosure Letter shall not be effective with respect to any period prior to the date that such supplemented or amended Disclosure Letter is delivered to the Purchaser Agent.

Article VI.

TERMINATION

Section 6.01.Termination Date.

Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”). If any Reimbursable Expenses payments are required to be made by one of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall sooner terminate if the Purchasers shall have exercised the Put Option in accordance with Section 5.07(a) or the Company shall have exercised the Call Option in accordance with Section 5.07(b), in each case upon the payment of the Put/Call Price and any other Obligations (other than contingent indemnity obligations for which no claim has been made).

Section 6.02.Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, equityholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.04, Article VII and Article VIII hereof, which shall survive any termination indefinitely, and Section 5.01(b), and Section 5.01(c), which shall survive for three (3) years after any termination.  Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement.

Article VII.

PURCHASER AGENT

Section 7.01.Appointment and Authority.

Each of the Purchasers hereby irrevocably appoints OrbiMed Royalty & Credit Opportunities IV, LP (together with any successor Purchaser Agent pursuant to Section 7.06) as the Purchaser Agent hereunder and authorizes Purchaser Agent to (i) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from the Company or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Purchaser Agent under such Transaction Documents, (iii) act as agent of such Purchaser for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Company on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto. Except for the last paragraph of Section 7.08, the provisions of this Article VII are solely for the benefit of the Purchaser Agent and the Purchasers, and neither the Company nor any other Obligor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Purchaser Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between it and the Purchasers.

Section 7.02.Rights as a Purchaser.

The Person serving as the Purchaser Agent hereunder shall have the same rights (including under Section 5.12) and powers, and shall be subject to the same obligations under Section 5.12, as any other Purchaser and may exercise the same as though it were not the Purchaser Agent and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Purchaser Agent hereunder. Such Person and its Affiliates may lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Purchaser Agent hereunder and without any duty to account therefor to the Purchasers.

Section 7.03.Exculpatory Provisions.

(a)The Purchaser Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents to which it is a party. Without limiting the generality of the foregoing, the Purchaser Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a default, breach by the Company of the Transaction Documents or a Catch Up Payment Event or Put Option Event, or any event that, with the giving of notice or passage of time, would constitute a Catch Up Payment Event or a Put Option Event, has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents to which it is a party that the Purchaser Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in such other Transaction Documents), provided that the Purchaser Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Purchaser Agent to liability or that is contrary to any Transaction Document or Applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Transaction Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Purchaser Agent or any of its Affiliates in any capacity.

(b)The Purchaser Agent shall not be liable to any Purchaser for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Purchaser Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Purchaser Agent shall be deemed not to have knowledge of any default, breach by the Company of the Transaction Documents, or Catch Up Payment Event or Put Option Event unless and until notice describing such default, breach by the Company of the Transaction Documents or Catch Up Payment Event or Put Option Event is given to the Purchaser Agent in writing by the Company or a Purchaser.

(c)The Purchaser Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, breach by the Company of the Transaction Documents or Catch Up Payment Event or Put Option Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Purchaser Agent.

(d)Notwithstanding anything to the contrary herein, the Purchaser Agent’s sole duty to the Purchasers with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Purchaser Agent deals with similar property for its own account, and the Purchaser Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral.

(e)In addition to and not in limitation of the provisions of this Section 7.03, under no circumstances shall the Purchaser Agent have any duty or obligation to take any actions hereunder, even if instructed to do so by the Required Purchasers, if the Purchaser Agent determines, in its sole and absolute discretion, that such actions would subject it to liability or expense for which indemnity or security satisfactory to it has not been provided hereunder or otherwise or would be contrary to the Transactions Documents or requirements of Applicable Law.

Section 7.04.Reliance by Purchaser Agent.

The Purchaser Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Purchaser Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Purchaser Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  All telephonic notices to and other telephonic communications with the Purchaser Agent may be recorded by the Purchaser Agent, and each of the parties hereto hereby consents to such recording.

Section 7.05.Delegation of Duties.

The Purchaser Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Purchaser Agent.  The Purchaser Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article VII and Article VIII shall apply to any such sub-agent and to the Affiliates of the Purchaser Agent and any such sub-agent.

Section 7.06.Resignation of Purchaser Agent.

The Purchaser Agent may at any time give notice of its resignation to the Purchasers and the Company upon thirty (30) days written notice, and thereafter, the retiring Purchaser Agent shall be discharged from its duties and obligations hereunder. Upon the receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with the Company so long as no default, breach by the Company of the Transaction Documents or Catch Up Payment Event or Put Option Event has occurred and is continuing, to appoint a successor. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Purchaser Agent gives notice of its resignation, then the retiring Purchaser Agent may, on behalf of the Purchasers, appoint a successor Purchaser Agent; provided that, whether or not a successor has been appointed or has accepted such appointment, such resignation shall become effective upon delivery of the notice thereof. Upon the acceptance of a successor’s appointment as Purchaser Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Purchaser Agent, and the retiring Purchaser Agent shall be discharged from all of its duties and obligations under the Transaction Documents (if not already discharged therefrom as provided above in this Section 7.06). After the retiring Purchaser Agent’s resignation, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Purchaser Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Purchaser Agent was acting as Purchaser Agent. Upon any resignation by the Purchaser Agent, all payments (if any), communications and determinations provided to be made by, to or through the Purchaser Agent shall instead be made by, to or through each Purchaser directly, until such time as a Person accepts an appointment as Purchaser Agent in accordance with this Section 7.06.

Section 7.07.Non-Reliance on Purchaser Agent and Other Purchasers.

Each Purchaser acknowledges that it has, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and purchase the Revenue Interests hereunder. Each Purchaser also acknowledges that it will, independently and without reliance upon the Purchaser Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.Collateral and Guaranty Matters.

Each Purchaser agrees that any action taken by the Purchaser Agent or the Required Purchasers in accordance with the provisions of this Agreement or of the other Transaction Documents, and the exercise by the Purchaser Agent or Required Purchasers of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Purchasers. Without limiting the generality of the foregoing, the Purchasers irrevocably authorize the Purchaser Agent, at its option and in its discretion:

(a)to release any Lien on any property granted to or held by the Purchaser Agent under any Transaction Document (A) upon the discharge of the Obligations (other than contingent indemnity obligations for which no claim has been made), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to an Obligor; provided, however, that the Purchaser Agent may make any filings necessary to reflect the transfer of Collateral from one Obligor to another) permitted hereunder or otherwise becomes an Excluded Property (as defined in the Guaranty and Security Agreement), (C) subject to Section 8.08, if approved, authorized or ratified in writing by the Required Purchasers or (D) to the extent such property is owned by a Subsidiary Guarantor upon the release of such Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement pursuant to clause (c) below;

(b)to release any Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement in form and substance reasonably satisfactory to the Purchaser Agent, the Company and the applicable licensor.

Upon request by the Purchaser Agent at any time, the Required Purchasers will confirm in writing the Purchaser Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 7.08.

In each case as specified in this Section 7.08, the Purchaser Agent will (and each Purchaser irrevocably authorizes the Purchaser Agent to), at the Company’s expense, execute and deliver to the applicable Obligor such documents as such Obligor may reasonably request (i) to evidence the release or subordination of such item of collateral from the assignment and security interest granted under the Transaction Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement, in each case in accordance with the terms of the Transaction Documents and this Section 7.08 and in form and substance reasonably acceptable to the Purchaser Agent.

The Purchaser Agent shall deliver to the Purchasers notice of any action taken by it under this Section 7.08 as soon as reasonably practicable after the taking thereof; provided, that delivery of or failure to deliver any such notice shall not affect the Purchaser Agent’s rights, powers, privileges and protections under this Article VII.

The Purchaser Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to the Purchaser Agent pursuant to the Transaction Documents or (ii) enable the Purchaser Agent to exercise and enforce its rights under the Transaction Documents with respect to any such pledge and security interest. The Purchaser Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Purchaser Agent’s Lien thereon, or any certificate prepared by the Company or any Subsidiary Guarantor in connection therewith, nor shall the Purchaser Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Collateral.

Section 7.09.Reimbursement by Purchasers.

To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 8.04 or Section 8.13 to be paid by it to the Purchaser Agent (or any sub-agent thereof) or any Affiliate of any of the foregoing, each Purchaser severally agrees to pay to the Purchaser Agent (or any such sub-agent) or such Affiliate, as the case may be, such Purchaser’s pro rata share (based upon the percentages as used in determining the Required Purchasers as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, damage, liability or related expense, as the case may be, was incurred by or asserted against the Purchaser Agent (or any such sub-agent) in its capacity as such or against any Affiliate of any of the foregoing acting for the Purchaser Agent (or any sub-agent) in connection with such capacity.

Article VIII.

MISCELLANEOUS

Section 8.01.Limitations on Damages.

Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages; provided, that nothing contained in this Section 8.01 shall limit the Company’s indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder. In connection with the foregoing, the parties hereto acknowledge and agree that (i) the Purchasers’ damages, if any, for any such action or claim will typically include losses for payments that the Purchasers were entitled to receive in respect of their ownership of the Revenue Interests but did not receive timely or at all due to such indemnifiable event and (ii) the Purchasers shall be entitled to make claims for all such missing or delayed Revenue Interests as losses hereunder, and such missing or delayed Revenue Interests shall not be deemed special, indirect, incidental, punitive or consequential damages. Notwithstanding any other provision herein to the contrary, each Obligor’s liability under the Transaction Documents (other than (i) amounts that have been or would be required to be reimbursed under Section 2.02(b), (ii) amounts that have been or would be required to be paid as Indemnified Amounts to the Purchaser Agent or any Purchaser Indemnified Party arising from a Third-Party Claim pursuant to Section 8.04, and (iii) any other out-of-pocket costs or expenses of the Purchaser Agent, any Purchaser or any Purchaser Indemnified Party that have been or would be required to be indemnified pursuant to Section 8.04) shall be limited to an amount not to exceed as of any date of determination the then applicable Return Cap.

Section 8.02.Notices.

All notices, consents, waivers and communications hereunder or under any Transaction Document given by any party to the other shall be in writing and delivered personally, by a recognized overnight courier, by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, or by email, in each case addressed (with a copy by email):

If to the Purchaser Agent to:

c/o OrbiMed Advisors LLC
601 Lexington Avenue, 54th Floor
New York, NY 10022

Attn: OrbiMed Credit Reporting
Email: RoSCreditOps@OrbiMed.com

If to any Purchaser to:

c/o OrbiMed Advisors LLC
601 Lexington Avenue, 54th Floor

New York, NY 10022
Attn: OrbiMed Credit Reporting
Email: RoSCreditOps@OrbiMed.com

In each case, with a copy (which shall not constitute notice to):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn:  Peter Schwartz

Email:  pschwartz@cov.com

If to the Company to:

Adaptive Biotechnologies Corporation

1165 Eastlake Avenue East

Seattle, WA 98109
Attn: General Counsel
Email: staylor@adaptivebiotech.com

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, WA 98104-7029

Attn:  Tyler Hollenbeck

Email:  tyler.hollenbeck@us.dlapiper.com

or to such other address or addresses as the Purchaser Agent, any Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by email, shall be deemed given upon the earlier of (x) confirmation of receipt by the recipient and (y) the opening of business on the next Business Day for the recipient.  Unless otherwise indicated, all references to the time of a day in a Transaction Document shall refer to New York City time.

Section 8.03.Successors and Assigns.

The provisions of this Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of the Required Purchasers; provided that each

Purchaser shall respond to any request by the Company to assign its obligations and rights within 15 Business Days after its receipt of such request. The Purchaser Agent and any Purchaser may assign any of its rights under the Transaction Documents without restriction to any Eligible Assignee; provided, however, that, except to the extent such Purchaser retains its obligations to make its Pro Rata Portion of future Purchaser Payments, such Eligible Assignee shall assume in writing all such Purchaser’s obligation to make future Purchaser Payments; provided, further, that the Purchaser shall provide the Company with prompt written notice of any assignment; provided, further, that for purposes of Section 5.12 (and for purposes of the defined terms used therein), such assignee shall be deemed a “Purchaser” and references to the “Effective Date” shall be replaced with the date that such assignee acquires an interest in a Purchaser’s rights hereunder. The Purchaser Agent shall maintain a “register” for the recordation of the names and addresses of, and the Purchaser Commitments of, and amounts owing to, each Purchaser and assignee owning Revenue Interest Payments, which (together with the payment of the Put/Call Price, if applicable) are intended to be registered obligations for U.S. federal income tax purposes, and the right, title and interest of any Purchaser and its assignees in and to such Revenue Interest Payments and payment of the Put/Call Price, if applicable, shall be transferable only upon notation of such transfer in the register.  Any purported assignment not in compliance with the foregoing requirement shall be null and void.

Section 8.04.Indemnification.

(a)The Company hereby indemnifies and holds the Purchaser Agent, each Purchaser and their respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Purchaser Indemnified Party”) harmless from and against (1) any and all Excluded Liabilities, (2) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses that may be imposed on, incurred by, or asserted against any Purchaser Indemnified Party as a result of any breach of representations, warranties or covenants under this Agreement or any other Transaction Document, and (3) any and all Indemnified Liabilities arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Third Party (including any Governmental Authority, but excluding any lender, officer, directors, employee or agent or other representative of a party to this Agreement) (each, a “Third Party Claim”); provided the Company shall not have any obligation to any Purchaser Indemnified Party hereunder with respect to any Indemnified Liabilities to the extent that a court of competent jurisdiction determines that such Indemnified Liabilities result from (x) the gross negligence or willful misconduct of such Purchaser Indemnified Party or (y) the material breach of this Agreement or any other Transaction Document by such Purchaser Indemnified Party.

(b)Each Purchaser and the Purchaser Agent hereby indemnifies and holds the Company and its respective Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Company Indemnified Party”; Company Indemnified Party and Purchaser Indemnified Party, each an “Indemnified Party”) harmless from and against any and all Indemnified Liabilities, in all cases arising out of or resulting from (i) any material breach of this Agreement or any other Transaction Document by such Purchaser or the Purchaser Agent, as applicable, or (ii) the gross negligence or willful misconduct of such Purchaser or the Purchaser Agent, as applicable; provided that the Purchasers and the Purchaser Agent shall not have any obligation to any Company Indemnified Party hereunder with respect to any

Excluded Liability or with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities result from (x) the gross negligence or willful misconduct of such Company Indemnified Party or (y) the material breach of this Agreement or any other Transaction Document by such Company Indemnified Party.

(c)A claim by an Indemnified Party under this Section 8.04 for any matter in respect of which such Indemnified Party seeks indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (i) a description and the amount of any Indemnified Amounts incurred or suffered or reasonably expected to be incurred or suffered by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 8.04 for such Indemnified Amounts and a reasonable explanation of the basis therefor, (iii) a demand for payment in the amount of such Indemnified Amounts, and (iv) a copy of all papers served, if any.  Within thirty (30) days after receipt by the indemnifying party of any such notice, the indemnifying party may deliver to the Indemnified Party that delivered the notice a written response in which the indemnifying party (i) agrees that the Indemnified Party is entitled to the full amount of the Indemnified Amounts claimed in the notice from the Indemnified Party; (ii) agrees that the Indemnified Party is entitled to part, but not all, of the amount of the Indemnified Amounts claimed in the notice from the Indemnified Party; or (iii) indicates that the indemnifying party disputes the entire amount of the Indemnified Amounts claimed in the notice from the Indemnified Party.  If the Indemnified Party does not receive such a response from the indemnifying party within such thirty (30)-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the full amount.  If the indemnifying party and the Indemnified Party are unable to resolve any dispute relating to any amount of the Indemnified Amounts claimed in the notice from the Indemnified Party within thirty (30) days after the delivery of the response to such notice from the indemnifying party, then the parties shall be entitled to resort to any legal remedy available to such party to resolve such dispute that is provided for in this Agreement, subject to all the terms, conditions and limitations of this Agreement.

Section 8.05.No Implied Representations and Warranties; Survival of Representations and Warranties.

Each party acknowledges and agrees that, other than the representations and warranties specifically and expressly contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Revenue Interests or the transactions contemplated hereby. Without limiting the foregoing, the Purchaser Agent and each Purchasers acknowledges and agrees that the Purchaser Agent, each Purchaser and their respective Affiliates, together with their representatives, have made their own investigation of each Product and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Revenue Interests or as to the creditworthiness of the Company. All representations and warranties by the parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Purchasers under the Transaction Documents and the termination of this Agreement pursuant to its terms.

Section 8.06.Independent Nature of Relationship.

(a)The relationship between the Company and its Subsidiaries, on the one hand, and the Purchaser Agent and the Purchasers, on the other, is solely that of seller and purchaser, and for U.S. federal income Tax purposes, debtor and creditor, and neither the Purchaser Agent and the Purchasers, on the one hand, nor the Company and its Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiaries and the Purchaser Agent and the Purchasers as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any Tax purposes.

(b)No officer or employee or agent of the Purchaser Agent or any Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01 or in connection with the enforcement of remedies as contemplated by the Transaction Documents.  No officer, manager or employee of the Purchaser Agent or any Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

Section 8.07.Entire Agreement.

This Agreement, together with the Disclosure Letter and the Exhibits and Schedules thereto (which are incorporated herein by reference), the Existing CDA, and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.08.Amendments; No Waivers.

(a)Subject to Section 8.08(b), this Agreement, the other Transaction Documents or any term or provision hereof or thereof may not be amended, changed or modified except with the written consent of the Company, the Purchaser Agent and the Required Purchasers. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)Without the prior written consent of the Purchaser Agent and each Purchaser, no amendment, modification, termination or consent shall be effective if the effect thereof would:

(i)waive, reduce or postpone any Revenue Interest Payment;

(ii)amend, modify, terminate or waive any provision of this Section 8.08;

(iii)amend the definition of “Required Purchasers” or “Pro Rata Portion”; or

(iv)release all or substantially all of the Collateral or release any Obligor from any of its rights and obligations under any Transaction Document (except as expressly provided in the Transaction Documents).

(c)No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.09.Interpretation.

When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section to this Agreement, and when a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to the Disclosure Letter, in each case unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 8.10.Headings and Captions.

The headings and captions in this Agreement or any other Transaction Document are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement or such Transaction Document.

Section 8.11.Counterparts; Effectiveness; Electronic Signature.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. The words ‘execution’, ‘signed’, ‘signature’, ‘delivery’ and words of like import in or relating to any document to be signed in connection with this Agreement or any other Transaction Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar State laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require any Person to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the parties hereto hereby (a) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Purchasers and the Obligors, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (b) waive any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.

Section 8.12.Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.13.Expenses.

The Company will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

Section 8.14.Governing Law; Jurisdiction.

(a)Each Transaction Document (except as may otherwise expressly stated therein) shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b)Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the Borough of Manhattan, City of New York, State of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c)Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in clause (b) of this Section 8.14 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.15.Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.

Section 8.16.Specific Performance.

Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties hereto agrees that, without posting bond or any similar undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek specific performance of this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY	ADAPTIVE BIOTECHNOLOGIES CORPORATION By: /s/ Chad Robins Name: Chad Robins Title: Chief Executive Officer

[Signature Page to Revenue Interest Purchase Agreement]

PURCHASER AGENT:	ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP By: OrbiMed ROF IV LLC, its General Partner By: OrbiMed Advisors LLC, its Managing Member By: /s/Matthew Rizzo Name: Matthew Rizzo Title: Member
PURCHASERS:

ORBIMED ROYALTY & CREDIT OPPORTUNITIES III, LP

By:  OrbiMed ROF III LLC,

its General Partner

By: OrbiMed Advisors LLC,

its Managing Member

By: /s/Matthew Rizzo
Name: Matthew Rizzo
Title: Member

ORBIMED ROYALTY & CREDIT OPPORTUNITIES IV, LP

By:  OrbiMed ROF IV LLC,

its General Partner

By:  OrbiMed Advisors LLC,

its Managing Member

By: /s/Matthew Rizzo
Name: Matthew Rizzo
Title: Member

[Signature Page to Revenue Interest Purchase Agreement]